EXECUTION COPY
ACQUISITION AGREEMENT
between
IMATION CORP.
and
MEMOREX INTERNATIONAL INC.
made as of
January 19, 2006

Table of Contents

Recitals		1

I. Interpretation		1
1.1	Defined Terms	1
1.2	Usages	11

II. Purchase of Acquired Assets and Closing		11
2.1	Purchase and Sale of Acquired Assets	11
2.2	Excluded Assets	13
2.3	Assumption of Certain Liabilities	14
2.4	Retained Liabilities	14
2.5	Purchase Price	15
2.6	Estimated Initial Purchase Price	16
2.7	Escrow	16
2.8	The Closing	17
2.9	Post-Closing Adjustment to Estimated Initial Purchase Price	20
2.10	Earnout	22
2.11	Unobtained Consents	25
2.12	Allocation	25
2.13	Further Assurances	26

III. Representations and Warranties of Seller		26
3.1	Incorporation; Power and Authority	26
3.2	Valid and Binding Agreement	26
3.3	No Breach; Consents	27
3.4	Subsidiaries	27
3.5	Financial Statements	27
3.6	Absence of Undisclosed Liabilities	28
3.7	Books and Records	28
3.8	Absence of Certain Developments	28
3.9	Property	30
3.10	Accounts Receivable	30
3.11	Inventory	30
3.12	Tax Matters	31
3.13	Intellectual Property Rights	33
3.14	Material Contracts	35
3.15	Litigation	38
3.16	Insurance	38
3.17	Compliance with Laws; Governmental Authorizations	38
3.18	Environmental Matters	39
3.19	Warranties	41
3.20	Employees	42
3.21	Employee Benefits	44
3.22	Customers	45
3.23	Suppliers	45

3.24	Affiliate Transactions	45
3.25	Brokerage	45
3.26	Completeness of Documents	45
3.27	Solvency	46
3.28	eMemorex Companies	46

IV. Representations and Warranties of Purchaser		46
4.1	Incorporation; Power and Authority	46
4.2	Valid and Binding Agreement	47
4.3	No Breach; Consents	47
4.4	Brokerage	47
4.5	Purchase Price	47

V. Agreements of Seller		47
5.1	Conduct of the Business	47
5.2	Notice of Developments	48
5.3	Access	49
5.4	Payment of Indebtedness; Settlement of Affiliate Accounts	49
5.5	Waiver of Claims	50
5.6	Conditions	50
5.7	Consents and Authorizations	50
5.8	Regulatory Filings	50
5.9	No Sale	51
5.10	No Shop	51
5.11	Post-Closing Access	52
5.12	Litigation Support	52
5.13	Referral of Inquiries	52
5.14	Non-Solicitation	52
5.15	Confidentiality	52
5.16	Assignment of Confidentiality Agreements	54
5.17	Covenant Not to Compete	54
5.18	Use of Names Following the Closing Date	55
5.19	Release of Claims	55
5.20	Memtek Taiwan Employees	55
5.21	Termination of 401(k) Plan	55
5.22	Compliance with Bulk Sales Laws	55
5.23	Termination of Golacinski Contract	55

VI. Agreements of Purchaser		56
6.1	Conditions	56
6.2	Consents	56
6.3	Regulatory Filings	56
6.4	Books and Records; Access	56
6.5	Litigation Support	56
6.6	Employee Benefits	57
6.7	Payment of Transaction Taxes	57
6.8	Other Tax Matters	57
6.9	Use of Names following the closing date	57

VII. Conditions to Closing		58
7.1	Conditions to Purchaser’s Obligations	58
7.2	Conditions to Seller’s Obligations	60

VIII. Termination		61
8.1	Termination	61
8.2	Effect of Termination	63

IX. Indemnification		63
9.1	Indemnification by Seller	63
9.2	Indemnification by Purchaser	65
9.3	Third-Party Action	66
9.4	Sole and Exclusive Remedy	67
9.5	Tax Adjustment	67
9.6	No Double Recovery	67
9.7	Insurance	67

X. General		67
10.1	Press Releases and Announcements	67
10.2	Expenses	68
10.3	Amendment and Waiver	68
10.4	Notices	68
10.5	Assignment	69
10.6	No Third-Party Beneficiaries	69
10.7	Severability	69
10.8	Complete Agreement	70
10.9	Schedules	70
10.10	Signatures; Counterparts	70
10.11	Governing Law	70
10.12	Specific Performance	70
10.13	Arbitration	70
10.14	Construction	71
10.15	Time of Essence	71

Signatures		72

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Form of Bill of Sale
Exhibit C	—	Form of Assignment and Assumption Agreement
Exhibit D	—	Form of Intellectual Property Assignment
Exhibit E	—	Form of Board Resolution
Exhibit F	—	Form of FIRPTA Certificate
Exhibit G	—	Form of Opinion of BVI Counsel

ACQUISITION AGREEMENT
     This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of January, 2006 by and between IMATION CORP, a corporation organized under the laws of the State of Delaware, USA (“Purchaser”), and MEMOREX INTERNATIONAL INC., a corporation organized under the laws of the British Virgin Islands (the “Seller”).
Recitals
     WHEREAS, Seller and its subsidiaries are currently engaged in the business of the design, development, marketing, distribution and sale of hardware, media and accessories used for the storage of electronic data, including but not limited to recording media (diskettes, hard disk storage devices, flash memory storage devices, Mini-Discs and optical disc storage media including CD-R, CD-RW, DVD-R, DVD+R, DVD-RW, DVD+RW, Blu-Disk, HD-DVD and related formats), accessories (optical disc storage products, labeling products, cleaning and maintenance products, batteries), and hardware (optical disc read/write drives, card readers) as well as the licensing of third parties to use certain trademarks and trade names of Seller and its subsidiaries in connection with the marketing and sale of other products (the “Business”).
     WHEREAS, Seller desires to sell, and Purchaser desires to buy and to cause certain of its Affiliates to buy, substantially all of the assets of Seller related to the Business, including the capital stock or shares in the capital of its operating subsidiaries, on the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, as an inducement to Purchaser to enter into this Agreement, certain direct and indirect shareholders of Seller have entered into the Inducement Agreement whereby each such shareholder agrees to vote in favor of the sale of the Acquired Assets and all other transactions contemplated by this Agreement and to certain other matters.
     WHEREAS, Purchaser and certain direct and indirect shareholders of Seller have agreed to enter into certain agreements to be performed both before and after the Closing.
     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
I. Interpretation
     1.1 Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings attributed to them in this section:
     “Acquired Companies” means Hanny Magnetics, Memorex Canada, Memorex Europe, Memorex France, Memorex Germany, Memorex Taiwan and Memorex US.
     “Acquired Employees” means all individuals employed as of the date hereof by each of the Acquired Companies and of the eMemorex Companies, together with those employees of Memtek Taiwan who are engaged in the Business, including in each case employees on temporary leave of absence, family medical leave, military leave, disability or sick leave.

     “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Purchaser) contemplating or otherwise relating to any Acquisition Transaction.
     “Acquisition Transaction” means any transaction or agreement that results in or has the effect of (i) the Owners ceasing to have ultimate control of Memorex US, Memorex Europe or of any other Person to which all or any material portion of the Business, to the extent that it relates to products using the Memorex brand or any derivatives thereof, shall have been transferred or (ii) transferring all or any material portion of the Business, to the extent that it relates to products using the Memorex brand or any derivatives thereof, to any Person of which the Owners do not have ultimate control, where “control” of a Person means the right or authority of the Owners to elect a majority of the board of directors or other analogous governing body of such Person or to direct the conduct of all or a material portion of the business of such Person, in either case without the consent of any other Person not itself under the ultimate control of the Owners.
     “Admitted Claim” has the meaning set forth in Section 9.1(d).
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Affiliate” means, when used with reference to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person, where “control” means either (i) direct or indirect ownership of at least fifty-one percent (51%) of the voting share capital of, or other analogous ownership interest in, such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, without the consent of any other Person.
     “Ancillary Agreements” means the Escrow Agreement, the Bills of Sale, the Intellectual Property Assignments, and the Assignment and Assumption Agreements, in substantially the forms set forth in Exhibits A through D, respectively.
     “Annual Financial Statements” has the meaning set forth in Section 3.5.
     “Basket Amount” has the meaning set forth in Section 9.1(b).
     “Business” has the meaning set forth in the Recitals.
     “Capital Lease” means a lease on which any of the Companies is a lessee that is a capital lease as determined in accordance with US GAAP.
     “Change of Control Transaction” has the meaning set forth in Section 2.10(d).
     “Code” means the US Internal Revenue Code of 1986, as amended.
     “Companies” means Seller and the Acquired Companies.

     “Competition Laws” has the meaning set forth in Section 5.8.
     “Confidential Information” has the meaning set forth in Section 5.15(a).
     “Confidentiality Agreement” has the meaning set forth in Section 5.3.
     “Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
     “Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement prior to Closing.
     “Digital Communications” means Digital Communications Limited, a limited company organized under the laws of the British Virgin Islands.
     “Disclosure Schedule” means the schedule delivered by Seller to Purchaser on or prior to the date of this Agreement concerning the representations and warranties contained in Article III.
     “Dollars” or “$” means units of the lawful currency of the United States of America.
     “Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, mortgage, lease, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Environmental Costs” has the meaning set forth in Section 3.18(a)(i).
     “Environmental Law” has the meaning set forth in Section 3.18(a)(ii).
     “ERISA” means the US Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
     “ERISA Affiliate” means any entity or trade or business that is treated as a member of Seller’s controlled group within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “eMemorex Canada” means eMemorex.com Inc., a corporation organized under the laws of the Province of British Columbia, Canada.
     “eMemorex Companies” means eMemorex Canada and eMemorex US.
     “eMemorex US” means eMemorex Inc., a corporation organized under the laws of the State of Delaware, USA.
     “Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Global Media” means Global Media Limited, a limited company organized under the laws of Guernsey, Channel Islands.

     “Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted or given by any Governmental Entity or pursuant to Law.
     “Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
     “Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
     “Hanny Holdings” means Hanny Holdings Limited, a limited company organized under the laws of Bermuda.
     “Hanny Magnetics” means Hanny Magnetics Europe Limited, a private limited company organized under the laws of the United Kingdom.
     “Hanny Magnetics (B.V.I.)” means Hanny Magnetics (B.V.I.) Limited, a limited company organized under the laws of the British Virgin Islands.
     “Hazardous Materials” has the meaning set forth in Section 3.18(a)(iii)
     “HK GAAP” means Hong Kong generally accepted accounting principles, as in effect from time to time.
     “HSR Act” means the US Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “ICMAL” means Investor Capital Management Asia Limited, an exempted limited liability company organized under the laws of Guernsey, Channel Islands.
     “ICP” means Investor Capital Partners — Asia Fund L.P., a limited partnership organized under the laws of Bermuda.
     “Immigration Authorities” has the meaning set forth in Section 3.20(c).
     “Indebtedness” means all Liabilities of any of the Acquired Companies for borrowed monies.
     “Inducement Agreement” means the agreement so entitled, of even date herewith but made and entered into among Purchaser, Hanny Holdings, Hanny Magnetics (B.V.I.), ICMAL, Global Media and Memorex Holdings.
     “Insider” means (i) a holder of more than five percent (5%) of the shares of, or any officer or director of, Seller or Hanny Holdings, (ii) any Member of the Immediate Family of any of the Persons described in clause (i), or (iii) any entity, other than any of the Companies, eMemorex Canada or eMemorex US, in which any of the Persons described in clause (i) or (ii) owns any beneficial interest (other than less than two percent of the outstanding shares of capital stock of any corporation whose stock is listed on a recognized securities exchange or publicly traded on The NASDAQ National Market).

     “Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, together with all goodwill associated therewith, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge of Seller” means the actual knowledge of Richard Lui, Michael Golacinski, Kevin McDonnell, Gordon Frisby, Mark Gee or Robert Tung, or any knowledge that would have been acquired by any of them upon reasonable inquiry with appropriate employees of any of the Companies or Memtek Taiwan but limited (i) in the cases of Gordon Frisby and Mark Gee to employees of Hanny Magnetics, Memorex Europe, Memorex France and Memorex Germany and (ii) in the case of Robert Tung to employees of Memorex Taiwan and Memtek Taiwan.
     “Last Fiscal Year” means the fiscal year of Seller ended March 31, 2005.
     “Last Fiscal Year End” means March 31, 2005.
     “Latest Balance Sheet” has the meaning set forth in Section 3.5.
     “Latest Balance Sheet Date” has the meaning set forth in Section 3.5.
     “Latest Financial Statements” has the meaning set forth in Section 3.5.
     “Law” means any constitution, law, ordinance, regulation, statute or treaty of any Governmental Entity.
     “Liability” means any liability or obligation, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
     “Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by any of the Companies with the permission of the owner.
     “Licensed-Out Intellectual Property Rights” means any Owned Intellectual Property Rights that are licensed for use by one or more third parties.
     “List” has the meaning set forth in Section 3.18(a)(iv).

     “Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
     “Loss” means any liability, cost, damage, deficiency, penalty, or other loss or expense (including court costs and reasonable attorneys’ fees and expenses), whether or not arising out of a Third-Party Action, other than consequential and punitive damages, subject to the duty to mitigate damages and net of recovery under any applicable insurance policy.
     “Material Adverse Change” means any change, effect, event or condition that, either individually or together with other such circumstances, has had, or, with the passage of time, would reasonably be expected to have, a Material Adverse Effect; provided that none of the following (individually or in combination) will be deemed to constitute, or will be taken into account in determining whether there has been or would be, a Material Adverse Change: any change, effect, event, condition or other matter resulting from or relating to (directly or indirectly) any of the following: (i) general changes in economic conditions affecting the industries in which the Companies participate, the U.S. economy as a whole or foreign economies in any locations where the Companies have material operations; (ii) compliance by the Companies with the terms of, or the taking of any action contemplated by, this Agreement; (iii) the announcement or pendency of this Agreement; or (iv) any terrorist acts, acts of war, natural disasters or health emergencies.
     “Material Adverse Effect” means a material adverse effect on (i) the Business, assets, properties, condition (financial or otherwise) or results of operations of the Companies, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Transactions in all material respects.
     “Material Contracts” has the meaning set forth in Section 3.14(a).
     “Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.
     “Memcorp” has the meaning set forth in Section 7.1(l).
     “Memcorp Agreement” has the meaning set forth in Section 7.1(l).
     “Memorex Canada” means Memorex Canada Ltd., a corporation organized under the laws of the Province of Ontario, Canada.
     “Memorex Europe” means Memorex Products Europe Limited, a private limited company organized under the laws of the United Kingdom.
     “Memorex France” means Memorex Products SAS, a corporation organized under the laws of the Republic of France.
     “Memorex Germany” means Memorex Products GmbH, a limited liability company organized under the laws of the Federal Republic of Germany.

     “Memorex Holdings” means Memorex Holdings Limited, a limited company organized under the laws of Bermuda.
     “Memorex Taiwan” means Memorex Products (Taiwan) Inc., a corporation organized under the laws of the Republic of China.
     “Memorex US” means Memorex Products, Inc., corporation organized under the laws of the State of California, USA.
     “Memtek Taiwan” means Memtek Products (Taiwan) Inc., a corporation organized under the laws of the Republic of China.
     “Off-the-Shelf Software” means Software that is widely commercially available and the license agreements for which are not typically negotiated or signed by the licensee.
     “Ordinary Course of Business” means the ordinary course of business of the Acquired Companies consistent with past practice.
     “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.
     “Owned Intellectual Property Rights” means Intellectual Property Rights owned by any of the Companies.
     “Owners” means the parties to the Inducement Agreement, other than Purchaser.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
     “Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained by any of the Companies, (x) that any of the Companies has committed to implement, establish, adopt or contribute to in the future, (y) for which any of the Companies is or may be financially liable as a result of the direct sponsor’s affiliation with any of the Companies or Seller’s direct or indirect shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained for the benefit of its employees or former employees of any of the Companies) or (z) for or with respect to which any of the Companies is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the Companies has any present or potential liability, nor does it include any employment, agency or consulting Contract or private pension, insurance, disability or other plan maintained by any employee.
     “Property” has the meaning set forth in Section 3.18(a)(v).
     “Purchaser” has the meaning set forth in the first paragraph of this Agreement.
     “Purchaser Claim” has the meaning set forth in Section 9.1(d).
     “Purchaser Indemnified Parties” has the meaning set forth in Section 9.3(a).
     “Purchasing Company Losses” has the meaning set forth in Section 9.1(a).
     “Purchasing Companies” means Purchaser and any of Purchaser’s Subsidiaries that Purchaser may elect to have purchase any of the Acquired Assets in place of Purchaser pursuant to this Agreement.
     “Real Property” has the meaning set forth in Section 3.9(a).
     “Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right, domain name or other similar registration formalizing exclusive rights.
     “Regulatory Action” has the meaning set forth in Section 3.18(a)(vi).
     “Release” has the meaning set forth in Section 3.18(a)(vii).
     “Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     “Required Company Shareholder Vote” means the vote of a majority of the shares of Seller present and voting at a duly constituted and quorate general meeting of Seller.
     “Required Consents” has the meaning set forth in Section 7.1(e).
     “Required Hanny Shareholder Vote” means the vote of a majority of the shares of Hanny Holdings present and voting at a duly constituted and quorate general meeting of Hanny Holdings.

     “Restricted Business” has the meaning set forth in Section 5.17(a).
     “Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.
     “SEC” means the United States Securities and Exchange Commission.
     “Seller” has the meaning set forth in the first paragraph of this Agreement.
     “Seller Losses” has the meaning set forth in Section 9.2(a).
     “Software” means computer programs or data in computerized form, whether in object code, source code or other form.
     “Subsidiary” means any Person in which a majority of the equity is owned, directly or indirectly, by another Person.
     “Taxes” means all taxes, charges, fees, duties, imposts, levies or other assessments, including all net income, gross income, gross receipts, goods and services, sales, value added, use, ad valorem, transfer, corporation, franchise, profits, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, estimated, severance, stamp duty, stamp duty reserve tax, stamp duty land tax, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon any of the Companies or any Tax Affiliate.
     “Third-Party Action” has the meaning set forth in Section 9.3(a).
     “Third-Party Environmental Claim” has the meaning set forth in Section 3.18(a)(viii).
     “Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than one or more of the Companies has any ownership interest.
     “Transactions” means the transactions contemplated by this Agreement.
     “Treasury Regulations” means the rules and regulations under the Code.
     “UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
     “US”, “USA” or “United States” means the United States of America.
     “US GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “VATA 1994” means the UK Value Added Tax Act 1994.
     “Work Permits” has the meaning set forth in Section 3.20(c).

     The following terms not defined above are defined in the sections of Article II indicated below:

Definition	Defined
Accountants’ Determination	2.9(b)
Acquired Assets	2.1
Acquired Contracts	2.1(f)
Acquired Intellectual Property	2.1(l)
Acquired Shares	2.1(a)
Adjustment Escrow Account	2.7
Adjustment Escrow Amount	2.7
Assignment and Assumption Agreement	2.8(b)(i)(M)
Assumed Liabilities	2.3
Closing	2.8
Closing Date	2.8
Closing Date Balance Sheet	2.9(a)
Closing Date Net Current Asset Amount	2.9(a)
Earnout Amount	2.10
EBITDA	2.10
Escrow Agent	2.7
Escrow Agreement	2.7
Escrow Amount	2.7
Escrow Fund	2.7
Escrow Shares	2.7
Estimated Closing Date Balance Sheet	2.6
Estimated Closing Date Net Current Asset Amount	2.6
Estimated Initial Purchase Price	2.6
Excess Net Asset Amount	2.9(d)(ii)
Excluded Assets	2.2
First Earnout Installment	2.10
FY07 EBITDA	2.10
FY08 EBITDA	2.10
FY09 EBITDA	2.10
FY07 Gross Profit	2.10
FY08 Gross Profit	2.10
FY09 Gross Profit	2.10
Indemnification Escrow Account	2.7
Indemnification Escrow Amount	2.7
Inventories	2.1(d)
Makeup Earnout Installment	2.10
Net Asset Shortfall Amount	2.9(d)(iii)
Prepaid Items	2.1(e)
Purchase Price	2.5(a)
Receivables	2.1(c)
Restricted Asset	2.11(a)
Retained Liabilities	2.4
Second Earnout Installment	2.10

Definition	Defined
Tangible Personal Property	2.1(b)
Target Net Assets	2.5(a)
     1.2 Usages. Any reference to any Law shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. Unless otherwise expressly provided, the word “including” means “including without limitation.” Except as otherwise expressly stated, the word “days” means calendar days, including weekends and holidays. The phrase “or the equivalent in other currencies” means an amount in Dollars converted from the applicable currency or currencies at the rates of exchange quoted in the United States edition of the Wall Street Journal dated January 10, 2006. When any party may take any permissive action, including the granting of any consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion, except as otherwise expressly provided. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. Capitalized terms defined in the singular shall have the same meanings when used in the plural, and vice versa. A statement that an item has been listed means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been provided or made available means a true and correct copy of the item, including all amendments, updates and modifications thereto, has been provided or made available.
II. Purchase of Acquired Assets and Closing
     2.1 Purchase and Sale of Acquired Assets. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all Encumbrances except as set forth in the applicable portions of the Disclosure Schedule, all right, title and interest in and to all of the assets of Seller that relate to, have been developed for use in connection with, arise from the conduct of, are used or held for use in connection with or are necessary for the conduct of the Business as conducted by the Companies (the “Acquired Assets”), including the following:
     (a) all of the issued and outstanding capital stock or shares in the capital of each of the Acquired Companies (the “Acquired Shares”);
     (b) all rights of Seller in and to machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind used in the Business by Seller or any of the Acquired Companies, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights of Seller relating to these items (the “Tangible Personal Property”);

     (c) all (i) accounts receivable and notes receivable of Seller, (ii) security for such accounts or notes and (iii) rights of Seller related to any of the foregoing (the “Receivables”);
     (d) all rights of Seller in and to inventories, wherever located, including all finished goods, work in process, raw materials, ingredients, spare parts, packaging and all other materials and supplies to be used, consumed, sold, resold or distributed by any of the Acquired Companies (the “Inventories”);
     (e) all rights of Seller with respect to deposits, prepaid expenses, claims for refunds and rights to offset, other than any such rights arising out of the prior payment of Taxes, relating to any of the other Acquired Assets or the Acquired Companies, and interest payable with respect to any of the foregoing (the “Prepaid Items”);
     (f) all rights of Seller under (i) Contracts relating to the Business to which Seller is a party or of which it is a third party beneficiary, including (A) Contracts that are included in the other items listed in this Section 2.1, (B) Contracts under which Seller has rights with respect to any of the other Acquired Assets and (C) Material Contracts, and (ii) outstanding offers or solicitations made by or to Seller to enter into any such Contracts (the “Acquired Contracts”);
     (g) all Governmental Authorizations held by Seller and related to the Business, including the Governmental Authorizations listed on Schedule 3.17(b), and all pending applications of Seller for or renewals of any such Governmental Authorizations, in each case to the extent that the same are assignable;
     (h) all rights of Seller in or to written materials, data and records relating to the Business or to any of the Acquired Companies (in whatever form or medium), including (i) client, customer, prospect, supplier, dealer and distributor lists and records, (ii) information regarding referral sources, (iii) product catalogs and brochures, (iv) sales and marketing, advertising and promotional materials, (v) research and development materials, reports and records, (vi) production reports and records, (vii) equipment logs, (viii) service, warranty and claim records, (ix) records relating to the Inventories, (x) maintenance records and other documents relating to the Real Property and the Tangible Personal Property, (xi) purchase orders and invoices, (xii) sales orders and sales order log books, (xiii) material safety data sheets, (xiv) price lists, (xv) quotations and bids, (xvi) operating guides and manuals, (xvii) correspondence, (xvii) books, records, journals and ledgers, (ixx) product formulas, (xx) product ideas and developments and (xxi) plans and specifications, plats, surveys, drawings, blueprints and photographs;
     (i) all rights of Seller in or to Owned Intellectual Property Rights that are Registered Intellectual Property Rights, including the trade name “Memorex” and all items listed on Schedule 3.13(a)(i), together with all rights that Seller may have to institute or maintain any action to protect the same and recover damages for any infringement thereof;

     (j) all rights of Seller in or to Owned Intellectual Property Rights (other than Registered Intellectual Property Rights), together with all rights that Seller may have to institute or maintain any action to protect the same and recover damages for any infringement thereof;
     (k) all rights of Seller in or to Software licensed to or used by any of the Companies, including all such items listed on Schedule 3.13(a)(iii);
     (l) all rights of Seller in or to Licensed-In Intellectual Property Rights (other than Software), including all such items listed on Schedule 3.13(a)(ii), and all rights that Seller may have to institute or maintain any action to protect the same and recover damages for any infringement thereof (such Intellectual Property Rights, together with the Intellectual Property Rights described in Sections 2.1(i), 2.1(j) and 2.1(k), the “Acquired Intellectual Property”);
     (m) all other intangible rights and property of Seller, including (i) going concern value, (ii) goodwill unrelated to the trademarks and (iii) directory, telecopy names, numbers, addresses and listings, and all rights that Seller may have to institute or maintain any action to protect the same and recover damages for any misappropriation or misuse thereof; and
     (n) all rights and benefits of Seller under, and all proceeds from, insurance policies providing coverage for the Acquired Assets or the Acquired Companies, where such rights, benefits and proceeds relate to events occurring prior to the Closing, but only if and to the extent that any loss or liability insured against is borne by any of the Acquired Companies.
     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (the “Excluded Assets”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Acquired Assets and shall be retained by Seller and remain the property of Seller following the Closing:
     (a) all rights of Seller under this Agreement and any other agreements to which Seller and Purchaser are parties that shall have been entered into on or after the date of this Agreement;
     (b) all records of Seller relating to its organization, maintenance and existence as a corporation, namely its (i) memorandum and articles of association, (ii) registrations or qualifications to conduct business, (iii) taxpayer and other identification numbers, (iv) minute books, (v) share register, (vi) tax records and (vii) corporate seal;
     (c) all records relating to current or former personnel of Seller who are not Acquired Employees;
     (d) any records that Seller is required by Law to retain in its possession (provided, that copies of any such records that are not “Excluded Assets” by another provision of this Section 2.2 shall, to the extent permitted by Law, be provided to Purchaser at the Closing);

     (e) those Governmental Authorizations and pending applications or renewals of Governmental Authorizations that are nonassignable;
     (f) subject to Section 2.1(n), all insurance policies of Seller and rights thereunder;
     (g) those Contracts entered into by Seller after the date of this Agreement not in accordance with the provisions of this Agreement other than those that Purchaser expressly agrees to assume;
     (h) accounts receivable of, and other amounts receivable by, Seller from any Owner or Insider;
     (i) all rights relating to Tax prepayments and claims for Tax refunds;
     (j) the name “Hanny Magnetics”; and
     (k) the assets listed on Schedule 2.2(k).
     2.3 Assumption of Certain Liabilities. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to assume only the following Liabilities of Seller (the “Assumed Liabilities”):
     (a) all executory Liabilities of Seller arising or to be performed after the Closing under any and all (i) Acquired Contracts listed on Schedule 3.13 or Schedule 3.14 as in existence on the date of this Agreement, (ii) Acquired Contracts not required to be listed pursuant to Section 3.14 but in existence on the date of this Agreement and entered into in the Ordinary Course of Business prior to the date of this Agreement, (iii) Acquired Contracts described in (i) or (ii) to the extent the same are amended after the date of this Agreement in accordance with this Agreement, (iv) Acquired Contracts entered into after the date of this Agreement in accordance with the provisions of this Agreement and (v) any Acquired Contracts entered into after the date of this Agreement not in accordance with the provisions of this Agreement that Purchaser expressly agrees to assume;
     (b) any accounts payable of Seller (i) that relate to the Acquired Assets, (ii) that are either reflected on the Latest Balance Sheet or incurred by Seller in the Ordinary Course of Business between the date of the Latest Balance Sheet and the Closing, (iii) that are not payable to Insiders or Affiliates of Insiders, and (iv) that remain unpaid as of the Closing; and
     (c) all other Liabilities of Seller if and to the extent reflected in the Closing Date Balance Sheet or described on Schedule 2.3(c).
     2.4 Retained Liabilities.
     The parties specifically acknowledge that Purchaser is not agreeing to assume any Liability of Seller, whether related to the Acquired Assets or the Business or otherwise, other than the Assumed Liabilities and that nothing in this Agreement, including this Section 2.4, shall be construed as an agreement otherwise. Notwithstanding anything to the contrary contained in Section 2.3 or elsewhere in this Agreement, the following Liabilities of Seller (the “Retained Liabilities”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Assumed Liabilities and shall be retained by Seller and remain the sole responsibility of Seller following the Closing, except if and to the extent that any such Liabilities are also Liabilities of any of the Acquired Companies independently of any provision of this Agreement or any of the Ancillary Agreements:
     (a) any Liability of Seller arising out of or relating to the Excluded Assets;
     (b) any Indebtedness of Seller;
     (c) any accounts payable by Seller that (i) are not related to the Acquired Assets, (ii) are not reflected in the Closing Date Balance Sheet or (iii) are payable to Insiders or Affiliates of Insiders;
     (d) any Liability of Seller arising out of events occurring or circumstances existing prior to the Closing but only if and to the extent not reflected in the Closing Date Balance Sheet;
     (e) any Liability of Seller for Taxes, including (i) any Taxes liability for which shall have resulted from the operation by Seller of the Business or its control of any of the Acquired Companies prior to the Closing and (ii) any income, capital gains or other similar Taxes liability for which shall arise as a result of the sale of the Acquired Assets pursuant to this Agreement;
     (f) any Liability of Seller to any Owner or Insider;
     (g) any Liability of Seller to distribute to any of Seller’s shareholders, or otherwise apply, all or any part of the consideration received by Seller under this Agreement;
     (h) any Liability of Seller to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any of the Companies;
     (i) any Liability of Seller arising out of any Litigation (i) pending as of the Closing or (ii) commenced after the Closing and arising out of or relating to any occurrence, happening or situation existing prior to the Closing; and
     (j) any Liability of Seller under this Agreement, the Ancillary Agreements or any other Contract between Seller and Purchaser.
     2.5 Purchase Price.
     (a) The aggregate consideration for the Acquired Assets (the “Purchase Price”) is (i) $330,000,000, (ii) plus the amount, if any, by which the amount of the Closing Date Net Current Asset Amount (as defined in Section 2.9(a)) exceeds $87,000,000 (the “Target Net Current Asset

Amount”) or minus the amount, if any, by which the amount of the Closing Date Net Current Asset Amount falls short of the Target Net Current Asset Amount, (iii) plus the Earnout Amount (as defined in Section 2.10), (iv) plus the assumption by Purchaser of the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.
     (b) Except as provided in this Section 2.5(b), all property and ad valorem Taxes, leasehold rentals and other customarily proratable items relating to the Acquired Assets payable prior to or subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date shall be prorated as of the Closing between Purchaser and Seller, and the prorated portion due from the Companies, to the extent not previously paid, shall be reflected on the Closing Date Balance Sheet. If the actual amount of any such item is not known as of the Closing Date, such proration shall be based on the previous year’s assessment of such item and the parties shall adjust such proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known.
     2.6 Estimated Initial Purchase Price. At least two days prior to the Closing Date, Seller shall deliver to Purchaser an estimated consolidated balance sheet (the “Estimated Closing Date Balance Sheet”) for the Companies as of the close of business on the Closing Date, denominated in Dollars converted from other currencies using the currency exchange rates published in the United States edition of the Wall Street Journal on a publication day that shall be no more than two publication days prior to the delivery of the Estimated Closing Date Balance Sheet, prepared on a pro forma basis without giving effect to the transactions contemplated by this Agreement, but after the elimination of any Excluded Assets and any Retained Liabilities, and otherwise in accordance with HK GAAP applied on a basis consistent with the preparation of the Latest Financial Statements and otherwise consistent with the accounting methods and policies set forth in Schedule 2.6. The Estimated Closing Date Balance Sheet shall include a determination of the Estimated Closing Date Net Current Asset Amount as of the close of business on the Closing Date. “Estimated Closing Date Net Current Asset Amount” means the excess of Current Assets over Current Liabilities (as those terms are defined in Section 2.9(a)) shown on the Estimated Closing Date Balance Sheet. “Estimated Initial Purchase Price” means an amount equal to $330,000,000 plus the amount, if any, by which the Estimated Closing Date Net Current Asset Amount exceeds the Target Net Current Asset Amount or minus the amount, if any, by which the Estimated Closing Date Net Current Asset Amount falls short of the Target Net Current Asset Amount.
     2.7 Escrow. A portion of the Estimated Initial Purchase Price (the “Escrow Amount”) equal to the sum of (i) $8,000,000 (the “Adjustment Escrow Amount”) and (ii) $33,000,000 (the “Indemnification Escrow Amount”) shall be withheld from the Estimated Initial Purchase Price and deposited by Purchaser with US Bank N.A. as escrow agent (the “Escrow Agent”), to be held in escrow (the “Escrow Fund”) in separate accounts (the “Adjustment Escrow Account” and the “Indemnification Escrow Account,” respectively) pursuant to the terms of the Escrow Agreement in the form attached as Exhibit A (the “Escrow Agreement”), among Purchaser, Seller and the Escrow Agent. The Adjustment Escrow Amount shall be held by the Escrow Agent for payment pursuant to Section 2.9 and the Escrow Agreement, and the Indemnification Escrow Amount shall be held by the Escrow Agent for payment pursuant to Article IX and the Escrow Agreement.

     2.8 The Closing.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dorsey & Whitney at 3008 One Pacific Place, 88 Queensway, Hong Kong at 9:00am Hong Kong Time on April 1, 2006 or the first date thereafter as of which all the conditions set forth in Article VII (the “Closing Date”) shall have been satisfied or validly waived or at such other place or on such other date as may be mutually agreed by Purchaser and Seller, in which case Closing Date means the date so agreed. The failure of the Closing to occur shall not ipso facto result in termination of this Agreement and shall not relieve any party of any obligation under this Agreement. The Closing shall be effective as of the close of business on the Closing Date.
     (b) Subject to the conditions set forth in this Agreement, on the Closing Date:
     (i) Seller shall deliver to Purchaser:
     (A) a certificate of an appropriate officer of Seller dated the Closing Date stating that the conditions set forth in subsections 7.1(a) through 7.1(e) and 7.1(i) have been satisfied;
     (B) an updated Disclosure Schedule, prepared as though this Agreement has been dated as of the Closing Date, a good faith draft of which shall have been submitted to Purchaser no later than ten (10) days prior to the Closing Date;
     (C) the text of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Seller;
     (D) evidence reasonably acceptable to Purchaser of the approval by the shareholders of Seller of the performance of this Agreement on the part of Seller;
     (E) a copy of a resolution of the board of directors of Seller adopted on the Closing Date in the form set forth in Exhibit E, duly certified by an appropriate officer of Seller;
     (F) each Ancillary Agreement to which Seller is a party, duly executed by Seller;
     (G) all Required Consents, duly executed by all appropriate parties;
     (H) certificates representing all of the Acquired Shares, free and clear of all encumbrances, duly endorsed for transfer or accompanied by duly executed stock powers with signatures guaranteed by a bank or trust company reasonably acceptable to Purchaser with requisite stock or share transfer stamps, if any, attached;

     (I) the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of the Acquired Companies, to the extent that the same are not in the physical possession of the Acquired Companies as of Closing;
     (J) evidence reasonably satisfactory to Purchaser of the completion of such corporate formalities on the parts of the Acquired Companies as may be required to effect the transfer of the Acquired Shares on the stock or share transfer registers or analogous records of each of them, respectively, to such of the Purchasing Companies as Purchaser shall have specified at least ten (10) days prior to the Closing;
     (K) resignations in writing, effective as of the Closing Date, of each of the Acquired Companies’ officers and directors as Purchaser shall have specified at least ten (10) days prior to the Closing;
     (L) bills of sale for the Acquired Assets that are Tangible Personal Property, in the form of Exhibit B with such variations as may be required to conform to requirements of applicable law, duly executed by Seller in favor of one or more of the Purchasing Companies as designated in writing by Purchaser at least ten (10) days prior to the Closing:
     (M) assignments of the Acquired Assets that are intangible rights and property, including Contracts but excluding Intellectual Property Rights, in the form of Exhibit C with such variations as may be required to conform to requirements of applicable law, duly executed by Seller in favor of one or more of the Purchasing Companies as Purchaser shall have specified in writing at least ten (10) days prior to the Closing, each of which assignments shall also contain the assumption of the related Assumed Liabilities (the “Assignment and Assumption Agreements”);
     (N) assignments of the Acquired Assets that are Intellectual Property Rights in the form of Exhibit D with such variations as may be required to conform to requirements of applicable law, duly executed by Seller in favor of one or more of the Purchasing Companies as Purchaser shall have specified prior to February 1, 2006, together with such other agreements, instruments, certificates and other documents as shall be necessary or appropriate, in the reasonable opinion of Purchaser’s counsel, to assign to each such Purchasing Company rights and interests that collectively comprise all rights and interests of Seller in and to the Acquired Intellectual Property;
     (O) appropriate instruments of transfer for any Acquired Assets subject to certificate of title, duly executed by Seller in favor of one or more of the Purchasing Companies as Purchaser shall have specified at least ten (10) days prior to the Closing;

     (P) any other instruments of transfer reasonably requested by Purchaser, duly executed by Seller as so requested;
     (Q) evidence of payment or cancellation of any and all Indebtedness of the Acquired Companies;
     (R) duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Purchaser’s counsel, to release any and all Encumbrances against the Acquired Assets and the assets of any of the Acquired Companies;
     (S) an amendment to the memorandum and articles of association of Seller changing its name to one that does not include the name “Memorex” or any other name that is confusingly similar to that name;
     (T) FIRPTA certificates in the form of Exhibit E, duly executed by each of the Companies, for purposes of satisfying Purchaser’s obligations under Treasury Regulations Section 1.1445-2; and
     (U) copies, in written or electronic form, of all know how relating to the Business, including all product and process specifications for products currently manufactured, developed or being developed by or for any of the Companies, in each case that is maintained in written or electronic form by Seller or any of the Owners.
     (ii) Purchaser shall deliver to Seller:
     (A) cash in the amount of the Estimated Initial Purchase Price less the Escrow Amount by wire transfer of immediately available funds to the account designated by Seller to Purchaser no later than ten (10) days prior to the Closing;
     (B) a certificate of an appropriate officer of Purchaser dated the Closing Date stating that the conditions set forth in subsections 7.2(a) and 7.2(b) have been satisfied;
     (C) the texts of the resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Purchaser; and
     (D) the Ancillary Agreements to which each of the Purchasing Companies is a party, duly executed by such Purchasing Companies.
     (iii) Purchaser shall deposit the Escrow Amount by wire transfer of immediately available funds into the Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.
     (c) All actions to be taken in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.

     (d) All items delivered by the parties at the Closing shall be deemed to have been delivered simultaneously, and no items shall be deemed delivered or waived until all have been delivered.
     (e) Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement shall survive the Closing subject to the limitations set forth in this Agreement.
     (f) The Confidentiality Agreement shall terminate effective as of the time that the Closing becomes effective as provided in Section 2.8(a).
     (g) Any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Tax that may be imposed by any Governmental Entity, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Acquired Assets, or otherwise on account of this Agreement or the transactions contemplated by this Agreement, shall be paid by Purchaser, provided that Purchaser shall have no obligation to pay or to reimburse Seller for professional services fees or other expenses of Seller in connection with the preparation and the delivery to Purchaser at Closing of the items described in Section 2.8(b)(i).
     2.9 Post-Closing Adjustment to Estimated Initial Purchase Price.
     (a) Purchaser shall prepare and deliver to Seller within ninety (90) days after the Closing Date a consolidated balance sheet (the “Closing Date Balance Sheet”) for the Companies as of the close of business on the Closing Date, denominated in Dollars converted from other currencies using the currency exchange rates published in the United States edition of the Wall Street Journal on the Closing Date or, if the Closing Date shall not have been a publication day, on the publication day next preceding the Closing Date, prepared on a pro forma basis without giving effect to the transactions contemplated by this Agreement but after the elimination of any Excluded Assets and any Retained Liabilities and otherwise in accordance with HK GAAP applied on a basis consistent with the preparation of the Latest Financial Statements and in all events consistent with the accounting methods and policies set forth in Schedule 2.6. The Closing Date Balance Sheet shall include a determination of the Closing Date Net Current Asset Amount. “Closing Date Net Current Asset Amount” means the excess of Current Assets over Current Liabilities shown on the Closing Date Balance Sheet. “Current Assets” means the current assets shown on a balance sheet prepared in accordance with HK GAAP applied on a basis consistent with the preparation of the Latest Financial Statements and in all events consistent with the accounting methods and policies set forth in Schedule 2.6. “Current Liabilities” means the current liabilities shown on a balance sheet prepared in accordance with HK GAAP applied on a basis consistent with the preparation of the Latest Financial Statements and in all events consistent with the accounting methods and policies set forth in Schedule 2.6. In connection with the preparation of the Closing Date Balance Sheet, it is expected that Purchaser’s independent accountants will, within two (2) days prior to and four (4) days after the

Closing, take a physical inventory of all product stocks other than those on consignment, which inventory Seller’s independent accountants shall be permitted to observe. Subject to Seller’s compliance with the standard “hold harmless” requirements of Purchaser’s accountants, Purchaser shall make the workpapers and back-up materials used in preparing the Closing Date Balance Sheet available to Seller and its accountants and other representatives at reasonable times and upon reasonable notice in connection with (i) the review by Seller of the Closing Date Balance Sheet and (ii) the resolution by Purchaser and Seller of any objections to the Closing Date Balance Sheet.
     (b) If Seller has any objections to the Closing Date Balance Sheet or the Closing Date Net Current Asset Amount, Seller shall deliver statement describing in reasonable detail such objections to Purchaser within forty-five (45) days after receiving the Closing Date Balance Sheet. Purchaser and Seller shall attempt in good faith to resolve any such objections. If Purchaser and Seller do not reach a resolution of all objections within thirty (30) days after Purchaser has received the statement of objections, they shall submit the issues to KPMG for resolution. KPMG shall be directed to determine, in accordance with HK GAAP applied on a basis consistent with the preparation of the Latest Financial Statements and in all events consistent with the accounting methods and policies set forth in Schedule 2.6, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Net Current Asset Amount. The parties shall provide to KPMG, within ten (10) days of after its retention, with a definitive statement of the position of each party with respect to each unresolved objection and shall advise KPMG that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Purchaser shall provide KPMG access to the books, records and, subject to compliance with the standard “hold harmless” requirements of Purchaser’s accountants, the workpapers of Purchaser’s accountants. The parties shall request KPMG to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection together with its calculation of the Closing Date Net Current Asset Amount and the Excess Net Asset Amount or the Net Asset Shortfall Amount, as the case may be, based on its resolution of the parties’ objections (the “Accountant’s Determination”) within thirty (30) days. The determination of KPMG shall be set forth in writing and shall be conclusive and binding upon the parties.
     (c) If Purchaser and Seller submit any unresolved objections to KPMG for resolution as provided in Section 2.9(b), (i) each of the parties shall bear its own costs and expenses and (ii) the fees and expenses of KPMG shall be borne in proportion to the amounts by which respective positions of the parties as to the Closing Date Net Current Asset Amount (calculated based on such party’s position regarding the Closing Date Balance Sheet) differ from the Closing Date Net Current Asset Amount determined by KPMG (based on its resolution of the parties’ objections submitted for determination).
     (d) Within seven (7) days after the date on which the Closing Date Net Current Asset Amount shall have been finally determined pursuant to this Section 2.9:
     (i) If the Closing Date Net Current Asset Amount equals the Estimated Closing Date Net Current Asset Amount, the Adjustment Escrow Amount shall be released by the Escrow Agent from the Adjustment Escrow Account to Seller in accordance with the Escrow Agreement.

     (ii) If the Closing Date Net Current Asset Amount exceeds the Estimated Closing Date Net Current Asset Amount (the amount of such excess, the “Excess Net Asset Amount”), (A) Purchaser shall pay to Seller an aggregate amount equal to the Excess Net Asset Amount, and (B) the Adjustment Escrow Amount shall be released by the Escrow Agent from the Adjustment Escrow Account to Seller in accordance with the Escrow Agreement.
     (iii) If the Closing Date Net Current Asset Amount is less than the Estimated Closing Date Net Current Asset Amount, an amount equal to such deficiency (the amount of such deficiency, the “Net Asset Shortfall Amount”) shall be withdrawn by the Escrow Agent from the Adjustment Escrow Account, and, to the extent that the amount of the Net Asset Shortfall Amount exceeds the Adjustment Escrow Amount, from the Indemnification Escrow Amount and paid to Purchaser. If the Net Asset Shortfall Amount is less than the Adjustment Escrow Amount, the amount remaining in the Adjustment Escrow Account, after release of the Net Asset Shortfall Amount to Purchaser, shall be released by the Escrow Agent to Seller in accordance with the Escrow Agreement. If the Net Asset Shortfall Amount exceeds the Escrow Amount, the Escrow Amount shall be paid to Purchaser and Seller shall pay the amount of the excess to Purchaser.
     (e) All payments to be made to Purchaser or Seller pursuant to Section 2.9(d) shall be made by wire transfer of immediately available funds to the accounts designated by Purchaser or Seller, as applicable, and all such payments shall include simple interest thereon at a rate equal to one percent (1.00%) over the London Interbank Offered Rate (LIBOR) for ninety (90) day Dollar deposits, accruing from the Closing Date to the date of payment.
     2.10 Earnout.
     (a) The amount of the earnout (the “Earnout Amount”) shall be based on the earnings before interest, taxes, depreciation and amortization of the Business, calculated as hereinafter provided (“EBITDA”), for each of the twelve-month periods ending on March 31, 2007 (“FY07 EBITDA”), March 31, 2008 (“FY08 EBITDA”) and, if necessary, March 31, 2009 (“FY09 EBITDA”). The Earnout Amount, which shall have a cumulative minimum of $5,000,000 and a cumulative maximum of $45,000,000, shall be determined and paid as follows:
     (i) in the event that FY07 EBITDA shall exceed $43,300,000, a first installment of the Earnout Amount (the “First Earnout Installment”) shall be paid by Purchaser to Seller on or before June 1, 2007 in an amount that shall be equal to the product of (A) $22,500,000 multiplied by a (B) a fraction (1) the numerator of which shall be the lesser of (x) $7,600,000 or (y) the amount by which FY07 EBITDA shall have exceeded $43,300,000 and (2) the denominator of which shall be $7,600,000, provided, however, that the amount of the First Earnout Installment shall in no event be less than $2,500,000 (regardless of the amount of FY07 EBITDA);

     (ii) in the event that the sum of FY07 EBITDA and FY08 EBITDA shall exceed $95,900,000, a second installment of the Earnout Amount (the “Second Earnout Installment”) shall be paid by Purchaser to Seller on or before June 1, 2008 in an amount that shall be equal to the product of (A) $45,000,000 multiplied by a (B) a fraction (1) the numerator of which shall be the lesser of (x) $16,900,000 or (y) the amount by which the sum of FY07 EBITDA and FY08 EBITDA shall have exceeded $95,900,000 and (2) the denominator of which shall be $16,900,000, provided, however, that the amount of the Second Earnout Installment as so determined shall be reduced by the amount of the First Earnout Installment; and provided further, that the amount of the Second Earnout Installment shall in no event be less than $2,500,000 (regardless of the amounts of FY07 EBITDA and FY08 EBITDA); and
     (iii) in the event that (x) the sum of the amounts of the First Earnout Installment and the Second Earnout Installment shall have been less than the maximum Earnout Amount of $45,000,000 and (y) FY09 EBITDA shall have exceeded $73,800,000, a further installment of the Earnout Amount (the “Makeup Earnout Installment”) shall be paid by Purchaser to Seller on or before June 1, 2009 in an amount that shall be determined by (A) adding (1) the amount by which FY09 EBITDA shall have exceeded $73,800,000 to (2) the sum of FY07 EBITDA and FY08 EBITDA, (B) recomputing the amount of the Second Earnout Installment that would have been paid if the result of (A), rather than the sum of FY07 EBITDA and FY08 EBITDA, had been used in determining the amount of the Second Earnout Installment, and (C) subtracting from that recomputed amount the amount of the Second Earnout Installment.
     (b) For purposes of this Section 2.10, EBITDA shall be determined on the basis of actual gross profits of the Business but using, in lieu of actual operating costs, depreciation and amortization, certain assumed amounts, as follows:
     (i) the gross profit obtained by Purchaser from the sale of products bearing the “Memorex” brand or any derivative thereof during each of the twelve-month periods described in Section 2.10(a) (respectively, “FY07 Gross Profit,” “FY08 Gross Profit” and “FY09 Gross Profit”) shall be determined from the unaudited management accounts of Purchaser maintained in accordance with US GAAP and with the accounting policies and procedures applied in a consistent manner by Purchaser in the conduct of its business and the preparation of its financial statements, provided, however, that the costs to be included and those to be excluded in the determination of gross profit shall be as described in Schedule 2.10;
     (ii) FY07 EBITDA shall be determined by (A) subtracting from FY07 Gross Profit assumed operating costs in the amount of $82,500,000 and (B) adding back projected depreciation and amortization charges in the amount of $3,000,000;
     (iii) FY08 EBITDA shall be determined by (A) subtracting from FY08 Gross Profit assumed operating costs in the amount of $97,200,000 and (B) adding back projected depreciation and amortization charges in the amount of $3,000,000; and

     (iv) FY09 EBITDA shall be determined by (A) subtracting from FY09 Gross Profit assumed operating costs in the amount of $107,900,000 and (B) adding back projected depreciation and amortization charges in the amount of $4,000,000.
     (c) Purchaser shall provide to Seller, no later than June 1 of each year beginning with 2007 and ending with 2009, a report setting forth the amounts of FY07 EBITDA, FY08 EBITDA and FY09 EBITDA, respectively, as determined by Purchaser and explaining in reasonable detail the way in which such determination was made, together with payment in the corresponding amount due under this Section 2.10. Seller shall have the right, at any time within ninety (90) days after its receipt of the report, to cause Seller’s independent accounting firm to conduct a review of the books and records of Purchaser to the extent relevant to the verification of those amounts, and Purchaser shall provide access for such accountants to the relevant books and records at reasonable times and upon reasonable notice. In the event that the accounting firm concludes that the amount of FY07 EBITDA, FY08 EBITDA or FY09 EBITDA, as the case may be, as determined by Purchaser has been understated by more than $250,000, Purchaser shall reimburse Seller for the expense of the review, but in all other cases the expense shall be borne by Seller. Should Purchaser dispute the results of the review, the parties shall submit the dispute to KPMG for resolution in accordance with the provisions of Section 2.9(b), which shall apply mutatis mutandis, and Section 2.9(c).
     (d) In the event that a Change of Control Transaction should be consummated or become effective at any time prior to April 1, 2009 then, if the Earnout Amount theretofore paid to Seller shall have been less than $45,000,000, Purchaser shall pay to Seller, no later than the date on which the Change of Control Transaction shall be consummated or become effective, (i) an amount equal to the difference between the Earnout Amount theretofore paid and $45,000,000. For purposes hereof, a “Change of Control Transaction” shall mean any transaction or agreement that results in or has the effect of (i) Purchaser ceasing to have ultimate control of Memorex US, Memorex Europe or any other Person to which all or any material portion of the Business, to the extent that it relates to products using the Memorex brand or any derivative thereof, shall have been transferred or (ii) transferring all or any material portion of the Business, to the extent that it relates to products using the Memorex brand or any derivative thereof, to any Person of which Purchaser does not have ultimate control, where “control” of a Person means the right or authority to elect a majority of the board of directors or other analogous governing body of such Person or to direct the conduct of all or a material portion of the business of such Person, in either case without the consent of any other Person not itself under the ultimate control of Purchaser; provided however that a merger, acquisition or other transaction affecting the control of Purchaser shall not itself constitute a Change of Control Transaction.
     (e) Seller acknowledges that, following completion of the transactions contemplated by this Agreement, Purchaser must operate its business utilizing the Acquired Assets and the Acquired Companies in the best interests of its shareholders, and that Purchaser owes no fiduciary duty, or any express or implied contractual duty, to Seller with respect to the Earnout Amount except as expressly provided in this Section 2.10.

     (f) Notwithstanding any contrary provision of this Agreement, amounts owed to Seller under this Section 2.10 shall not be subject to any right of offset of any kind against amounts claimed by or owed to Purchaser.
     2.11 Unobtained Consents. In the event that any Required Consent has not been obtained as of the Closing and that Purchaser, in its sole discretion, chooses to waive the closing condition as to the obtaining of such Required Consents, then, notwithstanding anything to the contrary contained in Section 2.1, Section 2.3 or elsewhere in this Agreement:
     (a) with respect to any Contract, Governmental Authorization or other item included in the Acquired Assets with respect to which such Required Consent was not obtained (each a “Restricted Asset”), Purchaser may elect either (i) to exclude such Restricted Asset from the Acquired Assets, in which event, unless and until the applicable Required Consent is obtained after the Closing, neither this Agreement nor any instrument delivered at the Closing shall constitute an assignment or transfer of such Restricted Asset or any interest arising thereunder or resulting therefrom, or (ii) to accept the assignment or transfer of such Restricted Asset notwithstanding the failure to obtain the applicable Required Consent;
     (b) regardless of which election Purchaser makes pursuant to Section 2.11(a), Seller shall, for a period of up to six (6) months after the Closing, continue to use its commercially reasonable efforts to obtain all such Required Consents as soon as practicable following Closing;
     (c) with respect to any Restricted Asset that Purchaser has elected to exclude from the Acquired Assets pursuant to Section 2.11(a)(i), if the applicable Required Consent is obtained following the Closing Date, such Restricted Asset shall immediately be deemed to be included in the Acquired Assets, and an appropriate instrument of transfer substantially in the form that would have been used to convey such Restricted Asset pursuant to Section 2.8(b) had such Restricted Asset been acquired by Purchaser at the Closing and a copy of the Required Consent shall be promptly executed and delivered by and to the appropriate Persons;
     (d) with respect to any Restricted Asset that Purchaser has elected to have transferred and assigned pursuant to Section 2.11(a)(ii), if the applicable Required Consent is subsequently obtained, a copy of such Required Consent shall be delivered to Purchaser and any instrument delivered at the Closing shall constitute an assignment or transfer of such Restricted Asset and all interests arising thereunder or resulting therefrom in their entirety; and
     (e) any Restricted Asset that Purchaser shall have elected to exclude pursuant to Section 2.11(a)(i) shall be treated, for purposes of the determination of the Purchase Price, as if it had been transferred and assigned to Purchaser.
     2.12 Allocation. Purchaser and Seller and their respective Affiliates shall determine the allocation among the Acquired Assets of the Purchase Price and all other capitalized costs, including any adjustment to the Purchase Price pursuant to Article IX, as they each deem appropriate and shall report, act and file Returns (including Internal Revenue Service Form 8594 and any amendments thereto) accordingly.
     2.13 Further Assurances. On and after the Closing Date, Seller shall take, or shall cause the appropriate Person to take, all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by Purchaser to carry out any of the provisions of this Agreement.
III. Representations and Warranties of Seller
     Seller represents and warrants to Purchaser that, except as described in the Disclosure Schedule:
     3.1 Incorporation; Power and Authority.
     (a) Seller is a legal entity duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it shall become a party and, subject to approval by its shareholders (the names of whom and the number of shares held by each are set forth in Schedule 3.1(a)), to consummate the transactions contemplated by this Agreement.
     (b) Each of the Acquired Companies is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted. Each of the Acquired Companies is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 3.1(b) lists as to each of the Acquired Companies the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified. Each of the Acquired Companies is in full compliance with all provisions of its Organizational Documents.
     3.2 Valid and Binding Agreement. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller shall become a party have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Seller shall become a party, when executed and delivered by Seller, shall constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception. The board of directors of Seller, at a meeting duly called and held at which a quorum was present throughout, by the requisite vote of the directors, has resolved to recommend the approval by Seller’s shareholders of this Agreement and the transactions contemplated by this Agreement, and such recommendation has not been changed, withdrawn or revoked.

     3.3 No Breach; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it shall become a party will not (a) contravene any provision of the Organizational Documents of any of the Companies; (b) violate or conflict with any Law or Governmental Order; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under, any Contract or Governmental Authorization that is either binding upon or enforceable against any of the Companies; or (d) require any Governmental Authorization, other than any Governmental Authorization that may be required pursuant to any Competition Laws.
     3.4 Subsidiaries. Schedule 3.4(a) lists each Person in which Seller has any equity interest. Schedule 3.4(b) lists the number of authorized shares and the number of issued and outstanding shares of each of the Acquired Companies, all which are owned, of record and beneficially, by Seller or another of the Acquired Companies, free and clear of any Encumbrance. All issued and outstanding equity interests of each of the Acquired Companies are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other similar third party right, free and clear of all Encumbrances, and in certificated form. There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which any of the Acquired Companies is a party or by which it is bound obligating any of the Acquired Companies to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest in any of the Acquired Companies or obligating any of the Acquired Companies to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. At Closing, Purchaser will obtain good and valid title to the Acquired Shares, of record and beneficially, free and clear of any Encumbrance, other than any Encumbrance created, incurred or permitted by Purchaser.
     3.5 Financial Statements. The unaudited consolidated balance sheet as of November 30, 2005 (the “Latest Balance Sheet Date”) of Seller and its Subsidiaries (the “Latest Balance Sheet”) and the unaudited consolidated statements of income for the eight (8) month period then ended, together in each case with the consolidating schedules thereto (such statements, the Latest Balance Sheet and the consolidating schedules thereto, the “Latest Financial Statements”) and the audited consolidated balance sheet, as of the Last Fiscal Year End and each of the two (2) prior fiscal year ends of Seller and its Subsidiaries, the audited consolidated statements of income, changes in shareholders’ equity and cash flows, including the notes and the consolidating schedules thereto, of Seller and its Subsidiaries for each of the three (3) fiscal years ended on the Last Fiscal Year End (collectively, the “Annual Financial Statements”) are based upon the books and records of Seller and its Subsidiaries, have been prepared in accordance with HK GAAP consistently applied during the periods indicated and present fairly in all material respects the financial position, results of operations and cash flows of Seller and its Subsidiaries, on a consolidated basis, as of the respective dates and for the respective periods indicated, except that the Latest Financial Statements may not contain all notes and are subject to year-end adjustments, none of which can reasonably expected to be material. The Latest Financial Statements and the Annual Financial Statements are attached as Schedule 3.5.

     3.6 Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheet, none of the Companies has any Liability that would be required to be reflected in a balance sheet of such Companies as of the date hereof or of which Seller has Knowledge except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business and that is not a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law or (b) obligations under any Contract listed on a Schedule to this Agreement or under a Contract not required to be listed on such a Schedule.
     3.7 Books and Records. The minute books of each of the Acquired Companies contain accurate records of the meetings to which they relate and the actions taken at such meetings by the shareholders and the boards of directors and committees of the boards of directors or other governing bodies of the Acquired Companies. At the Closing, all such books and share registers of the Acquired Companies not delivered to Purchaser will be in the possession of the Acquired Companies.
     3.8 Absence of Certain Developments. Since the Last Fiscal Year End, there has not been any Material Adverse Change and:
     (a) none of the Companies has sold, leased, licensed, transferred or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;
     (b) none of the Companies has entered into any Contract (or series of related Contracts) outside the Ordinary Course of Business and involving more than $100,000;
     (c) no material Encumbrance has been imposed on any assets of any of the Companies;
     (d) none of the Companies has made any capital expenditure (or series of related capital expenditures) either involving more than $250,000, or the equivalent thereof in other currencies, or outside the Ordinary Course of Business;
     (e) none of the Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $100,000, or the equivalent thereof in other currencies, or outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;
     (f) none of the Companies has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or Capital Lease either involving more than $100,000, or the equivalent thereof in other currencies, individually or $250,000, or the equivalent thereof in other currencies, in the aggregate, other than individual advances under credit lines the Contracts governing which are listed in Schedule 3.14;

     (g) none of the Companies has delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;
     (h) none of the Companies has canceled, compromised, waived or released any right or claim (or series of related rights or claims) either involving more than $100,000, or the equivalent thereof in other currencies, or outside the Ordinary Course of Business;
     (i) except incidental to the sale of products or services, none of the Companies has granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;
     (j) there has been no change made or authorized in the Organizational Documents of any of the Companies;
     (k) none of the Companies has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;
     (l) none of the Companies has offered, entered into or terminated any employment Contract providing for the payment of base annual compensation in excess of $100,000 or the equivalent thereof in other currencies, or any consultancy or collective bargaining agreement or arrangement regardless of amount, in each case whether written or oral, or modified or committed in any way to modify the terms of any such existing agreement;
     (m) none of the Companies has granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;
     (n) none of the Companies has adopted, amended, modified or terminated any Plan that is subject to ERISA or any other material Plan (or taken any such action with respect to any such Plan);
     (o) none of the Companies has discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $100,000, or the equivalent thereof in other currencies, individually or $250,000, or the equivalent thereof in other currencies, in the aggregate, other than current liabilities paid in the Ordinary Course of Business;
     (p) none of the Companies has made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements; and
     (q) none of the Companies has committed to take any of the actions described in this Section 3.8.

     3.9 Property.
     (a) None of the Companies owns any real property. The real property (which term shall include all land and buildings) listed in Schedule 3.9 (the “Real Property”) is leased by the Acquired Companies and constitutes all real property used by the Companies in the conduct of the Business.
     (b) The real property leases listed in Schedule 3.9 are in full force and effect, and one of the Acquired Companies holds a valid and existing leasehold interest under each of the real property leases for the term listed in Schedule 3.9. None of the Companies is, and to the Knowledge of Seller none of the lessors is, in default under any of the real property leases and, to the Knowledge of Seller, there is not a condition that with the passage of time would constitute a default.
     (c) Each of the Companies has good and marketable title to, or a valid leasehold interest in, the buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all material Encumbrances, except for Encumbrances that would not have a Material Adverse Effect or are listed on Schedule 3.9(c) and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.
     (d) The buildings, improvements, building systems, material items of machinery and equipment, and other material tangible assets and properties used by the Acquired Companies in the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business.
     (e) The fixed asset listing attached as Schedule 3.9(e) includes all buildings, improvements, building systems, machinery, equipment and other tangible assets and properties of the Acquired Companies as of November 30, 2005, in each case having an individual acquisition value in excess of $2,000.
     3.10 Accounts Receivable. All notes and accounts receivable of the Companies are reflected properly on their respective books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are subject to no setoff or counterclaim, and, to the actual Knowledge of Seller, are collectible, subject only to the reserve for bad debts on the face of the Latest Balance Sheet as adjusted in the books of account of the Companies for the passage of time through the Closing Date in the Ordinary Course of Business. Except as set forth in Schedule 3.10, none of such notes or accounts receivable has been outstanding for more than ninety (90) days or is more than thirty (30) days overdue.
     3.11 Inventory. The inventories of supplies and finished goods of the Companies consist of items of a quality and quantity usable in the Ordinary Course of Business. The inventory of finished goods is not slow-moving (as determined in accordance with past practices), obsolete, damaged or defective, subject only to any reserve for inventory on the face of the Latest Balance Sheet as adjusted in the books of account of the Companies for the passage of time through the Closing Date in the Ordinary Course of Business and is merchantable in the Ordinary Course of Business.

     3.12 Tax Matters.
     (a) During the period of seven (7) years ending on the date hereof, each of the Companies has (i) timely filed (or has had timely filed on its behalf) each material Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in the books of account of the Companies, in accordance with HK GAAP (or the generally accepted accounting principles in the jurisdiction applicable to each of the Companies) and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof; provided that nothing herein shall be construed as a representation or warranty as to Returns that may be required to be filed by the Acquired Companies in respect of Tax periods commencing after the Closing Date.
     (b) There are no Encumbrances for Taxes upon any assets of any of the Acquired Companies, except Encumbrances for Taxes not yet due.
     (c) None of the Acquired Companies has requested any extension of time within which to file any Return, which Return has not since been filed.
     (d) Except as set forth in Schedule 3.12(d), no deficiency for any Taxes has been proposed, asserted or assessed against any of the Companies that has not been resolved and paid in full. Any deficiencies described in Schedule 3.12(d) that have not been resolved are being contested in good faith. No waiver, extension or comparable consent given by any of the Companies regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no material Tax audit or other administrative proceeding or court proceeding, dispute or enquiry with regard to any Taxes or any Return for any Tax year subsequent to the year ended March 31, 1999, nor is any such Tax audit or other proceeding, dispute or enquiry pending, nor has there been any notice to any of the Companies by any Governmental Entity regarding any such Tax, audit or other proceeding or dispute or, to the Knowledge of Seller, is any such Tax audit or other proceeding or dispute threatened with regard to any Taxes or Returns. None of the Companies have received any subpoenas or requests for information with respect to any of the Returns of any of the Companies. None of the Companies has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.
     (e) To the Knowledge of Seller, no additional Taxes will be assessed against any of the Companies for any Tax period or portion thereof ending on or prior to the Closing Date and, to the Knowledge of the Seller, there are no unresolved questions, claims or disputes concerning the liability for Taxes of any of the Companies that would exceed the estimated reserves (including reserves for deferred Tax liabilities) established on its books of account.

     (f) Schedule 3.12(f) lists all income or franchise Tax Returns under any national, federal, provincial state or local jurisdiction filed by or with respect to any of the Acquired Companies for taxable periods ended on or after March 31, 1999, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.
     (g) None of the Acquired Companies has received notice from a taxing authority in any jurisdiction where it does not file a Return that it is or may be subject to taxation by that jurisdiction.
     (h) Except as set forth in Schedule 3.12(h), none of the Acquired Companies is a party to any Contract that would result in any payment that would not be deductible (in whole or in part) as a result of the application of Section 280G of the Code.
     (i) No property of any of the Acquired Companies is (i) property that such Acquired Company is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii)“tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.
     (j) None of the Acquired Companies is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.
     (k) All transactions of any of the Acquired Companies that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.
     (l) None of the Acquired Companies is a party to any Tax allocation or sharing agreement that will be in effect on or after the Closing Date.
     (m) Except as set forth in Schedule 3.12(m), none of the Acquired Companies has ever been a member of an affiliated, combined or unitary group for purposes of Taxes, nor does any of them have any Liability for the Taxes of any Person.
     (n) None of the Acquired Companies constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Acquired Shares.
     (o) None of the Acquired Companies has engaged in any transaction that is subject to disclosure under current or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

     (p) There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of any of the Acquired Companies would be entitled to receive any payment as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 of the Code.
     (q) No election has been made pursuant to paragraph 2 of Schedule 10 to the VATA 1994 in relation to any, or any part, of the Real Property.
     (r) All documents (other than those which have ceased to have any legal effect) to which any of the Acquired Companies is a party that are dependent for their enforcement upon the payment of stamp duty or similar taxes have been duly stamped and no such documents which are outside any jurisdiction in which the Business is conducted would attract stamp duty if they were brought into such jurisdiction.
     (s) All value added taxes payable upon the importation of, and all excise duties payable in respect of, the assets of the Acquired Companies have been paid, and none of such assets is liable to confiscation, forfeiture or duress.
     3.13 Intellectual Property Rights.
     (a) Schedule 3.13(a)(i) lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights. Schedule 3.13(a)(ii) lists all Contracts relating to Licensed-In Intellectual Property Rights other than Software and describes the Intellectual Property Rights covered by such Contracts; to the extent there is no written Contract covering a Licensed-In Intellectual Property Right, Schedule 3.13(a)(ii) lists the licensor and describes the Intellectual Property Rights so licensed. Schedule 3.13(a)(iii) lists all Contracts relating to Licensed-In Intellectual Property Rights that are Software other than Off-the-Shelf Software and describes the Intellectual Property Rights covered thereby; to the extent there is no written Contract covering any Software, Schedule 3.13(a)(iii) lists the licensor and describes the Software so licensed. Schedule 3.13(a)(iv) lists all Contracts related to Licensed-Out Intellectual Property Rights and describes the Intellectual Property Rights covered by such Contracts; to the extent there is no written Contract covering a Licensed-Out Intellectual Property Right, Schedule 3.13(a)(iv) lists the licensee and describes the Intellectual Property Rights so licensed. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights necessary for the Business as conducted by the Companies and shall be fully available to the Purchasing Companies after the Closing.
     (b) The Companies own all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for the Licensed-Out Intellectual Property Rights, payments for use of the Owned Intellectual Property Rights and other Encumbrances listed on Schedule 3.13(b). One of the Companies is the official and sole legal owner of record of each of the Registered Intellectual Property Rights and the identity of such owner is correctly stated on Schedule 3.13(a)(i). The Companies own all Intellectual Property Rights developed by their current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with any of the Companies. No employee or former employee or independent contractor of any of the Companies has raised any written claim with respect to any Intellectual Property Right of any of the Companies. To the Knowledge of Seller, no employee or former employee or independent contractor of any of the Companies has any claim with respect to any Intellectual Property Right of any of the Companies.

     (c) To the Knowledge of Seller, no Owned Intellectual Property Right has been infringed or threatened to be infringed by any Person. All Registered Intellectual Property Rights material to the current operation of the Business are valid and enforceable. No Person has asserted that any Owned Intellectual Property Right is invalid or not enforceable. All actions required to keep Registered Intellectual Property Rights pending or subsisting, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. No such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights.
     (d) There is no documentation relating to any trade secrets of the Companies other than that contained in pending patent applications. All reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by any of the Companies. To the Knowledge of Seller, the Companies have an unconditional right to use all trade secrets and other proprietary information currently used by them in the Business, subject to any Contract relating to Licensed-In Intellectual Property Rights. To the Knowledge of Seller, no such trade secret or other proprietary information is part of the public knowledge or literature and, to the Knowledge of Seller, no trade secret or other proprietary information has been used, divulged or appropriated either for the benefit of any Person other than the Companies or to the detriment of any of the Companies.
     (e) None of the Companies has taken any unreasonable action, or failed to take an reasonable action, that might have the effect of estopping or otherwise limiting the right of any of them or any Purchasing Company to enforce Owned Intellectual Property Rights against any Person. None of the Companies has unreasonably acquiesced in the unauthorized use by a Person of any Owned Intellectual Property Right.
     (f) There has been no breach or default by any of the Companies or, to the Knowledge of Seller, by any other party to any Contract relating to Intellectual Property Rights. All royalties that any of the Companies is obligated to pay pursuant to a Contract relating to Third-Party Intellectual Property Rights have been paid in full directly by the Companies. Except as provided in Section 7.1, there are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any such Contract. All rights under each Contract relating to Intellectual Property Rights Contract will be fully available to the Purchasing Companies and the Acquired Companies after the Closing. No Contract relating to Licensed-Out Intellectual Property Rights restricts any of the Companies from using the Intellectual Property Rights to which they relate. The Licensed-Out Intellectual Property Rights Contracts vests goodwill resulting from the licensee’s use of Intellectual Property Rights in one of the Companies.

     (g) To the Knowledge of Seller, with respect to each Licensed-in Intellectual Property Right for which any of the Companies has an exclusive right, the Licensor is not in breach of any Contract relating to such Licensed-in Intellectual Property Right. To the Knowledge of Seller, no Licensed-in Intellectual Property Right that is a Registered Intellectual Property Right and for which any of the Companies has an exclusive right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such right.
     (h) None of the Companies has knowingly infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right, and none of the Companies has received any notice of any infringement, misappropriation or violation by any of the Companies of any Third-Party Intellectual Property Right. None of the Companies is aware of any circumstances likely to give rise to any claim of infringement, misappropriation or other violation of any Third-Party Intellectual Property Right. No infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred or shall occur with respect to products or services sold by any of the Companies or with respect to the products or services currently under development or with respect to the conduct of the Business as conducted by the Companies.
     (i) All Software that is used by any of the Companies or is present at any facility or on any equipment of any of the Companies with the authorization of any of the Companies is owned by one of the Companies or is subject to a current license agreement that covers all use of the Software in the Business as conducted or proposed to be conducted by the Companies. Each of the Companies has the right to use the Software used in its business as it is being used, without any conflict with the rights of others. None of the Companies is in breach of any license to, or license of, any Software. None of the Companies uses, relies on or contracts with any Person to provide service bureau, outsourcing or other computer processing services to such Company, in lieu of or in addition to its use of the Software. Following the Closing, the Purchasing Companies and the Acquired Companies shall have sufficient rights to all necessary Software to operate the Business as it is currently conducted by the Companies.
     (j) No inventories of products or packaging, other than consignment inventories, of any of the Companies bear either of the names SONY or HANDYCAM, with the exception of the packaging of products having a value of approximately $100,000, which will not be sold without modification of the packaging to conceal those names.
     3.14 Material Contracts.
     (a) Schedule 3.14 lists the following Contracts not listed on Schedule 3.13(a)(ii), Schedule 3.13(a)(iii) or Schedule 3.13(a)(iv) relating to the Business and to which any of the Companies is a party or subject or by which any of them is bound (with the Contracts required to be listed on Schedule 3.13(a)(ii), Schedule 3.13(a)(iii) and Schedule 3.13(a)(iv), the “Material Contracts”):
     (i) each employment, agency or consulting Contract that contemplates payment of more than $100,000, or the equivalent thereof in other currencies, per annum;
     (ii) each collective bargaining Contract;

     (iii) each Contract (A) between or among Seller, on the one hand, and any of the Acquired Companies, on the other; (B) between or among any of the Companies, on the one hand, and any of the Owners or Insiders, on the other; or (C) between or among any of the Owners and Insiders relating to the Business or any of the Acquired Companies;
     (iv) each distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract that, in each case, either confers exclusive rights of any kind or is not terminable by the relevant Company without more than ninety (90) days’ notice or without payment of any compensation for such termination, or under which the relevant Company has made or received payments of more than $1,000,000 or the equivalent thereof in other currencies, in the case of retailers and distributors, and $100,000 or the equivalent thereof in other currencies, in all other cases, during the Last Fiscal Year;
     (v) each franchise agreement;
     (vi) each Contract or group of related Contracts with the same party for the purchase of products or services with an undelivered balance that exceeds (i) $1,000,000, or the equivalent thereof in other currencies, in the case of purchases in the Ordinary Course of Business, or (ii) $100,000 or the equivalent thereof in other currencies, in all other cases;
     (vii) each Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance that exceeds (i) $1,000,000, or the equivalent thereof in other currencies, in the case of sales in the Ordinary Course of Business, or (ii) $100,000, or the equivalent thereof in other currencies, in all other cases;
     (viii) each lease of real or personal property with aggregate annual payments in excess of $100,000 or the equivalent thereof in other currencies;
     (ix) each Contract for the sale of any capital assets;
     (x) each Contract for capital expenditures under which either the undelivered performance or the amount remaining unpaid exceeds $100,000 or the equivalent thereof in other currencies;
     (xi) each Contract relating to the borrowing of money, for the avoidance of doubt excluding trade payables, or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of any of the Companies;
     (xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any of the Companies other than in the Ordinary Course of Business;
     (xiii) each Contract relating to any surety bond or letter of credit required to be maintained by any of the Companies;
     (xiv) each Contract that contains or provides for an express undertaking by any of the Companies to be responsible for consequential damages;

     (xv) each Contract concerning a partnership or joint venture;
     (xvi) each Contract providing for the development of any products, Software or Intellectual Property Rights or the delivery of any services by, for or with any third party in connection with any such development;
     (xvii) each Contract containing exclusivity, noncompetition or nonsolicitation provisions that restrict the Acquired Companies or that would otherwise prohibit any of the Acquired Companies from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;
     (xviii) each Contract imposing upon any of the Companies confidentiality or non-disclosure obligations that is not either (i) a Contract for the purchase or sale of products entered into by any of the Acquired Companies in the Ordinary Course of Business or (ii) a Contract to which Seller is a party that is not an Acquired Contract and to which none of the Acquired Companies is also a party;
     (xix) each Capital Lease;
     (xx) each Contract terminable by any other party upon a change of control of any of the Acquired Companies or upon the failure of any of the Companies to satisfy financial or performance criteria specified in such Contract;
     (xxi) each power of attorney that is currently in effect, other than powers of attorney issued in the Ordinary Course of Business to (A) shipping companies and (B) attorneys in connection with Intellectual Property Rights;
     (xxii) each other Contract of any of the Companies that was not entered into in the Ordinary Course of Business and has not been fully performed; and
     (xxiii) each Contract with any supplier under which such supplier has agreed to indemnify any of the Companies against third party claims.
     (b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception; provided that some purchase orders received from customers in the Ordinary Course of Business may not have become binding upon any of the Companies, or upon the customers submitting the same, prior to completion of performance by the relevant Company. Each of the Companies has performed in all material respects all obligations to be performed by it under each Material Contract. None of the Companies has received written notice of any claim of default by it under or termination of any Material Contract. None of the Companies is renegotiating any material terms of any Material Contract, and no Person has made written demand for such renegotiation. None of the Acquired Companies has any obligation to refund payments received for work not yet performed under a Material Contract where the percentage of work completed is less than the percentage of revenues received to date.

     (c) Seller has provided or made available to Purchaser true, complete and correct copies of all Material Contracts, including all amendments thereto, except that no Contracts in the form of purchase or sale orders have been provided or made available to Purchaser.
     3.15 Litigation. Schedule 3.15 lists all Litigation pending or, to the Knowledge of Seller, threatened against any of the Companies and each Governmental Order to which any of the Companies is subject, other than any threatened Litigation as to which the amount that is claimed, or that could reasonably be expected to be claimed, does not exceed $5,000 or the equivalent thereof in other currencies.
     3.16 Insurance.
     (a) Schedule 3.16(a) lists each insurance policy maintained by or for the benefit of each of the Companies providing coverage against property, fire, casualty, liability, workers’ compensation and any other risks. True and correct copies of all of such policies, as well as any insurance policies underlying any insured medical or other welfare benefit Plan, and all endorsements or other modifications of any of the aforesaid policies, have been provided or made available to Purchaser. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which any of the Companies is subject, and (iii) is valid and enforceable.
     (b) Schedule 3.16(b)(i) lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience of the Companies under each policy involving any claim in excess of $100,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim. Schedule 3.16(b)(ii) also describes the loss experience of the Companies for all claims in excess of $100,000 that were self-insured, including the aggregate cost of such claims.
     3.17 Compliance with Laws; Governmental Authorizations.
     (a) During the period of five (5) years ending on the date hereof, each of the Companies has complied in all material respects with all applicable Laws and Governmental Orders. To the Knowledge of Seller, none of the Companies is relying on any written exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to them after the Closing.
     (b) Each of the Companies has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties in the Ordinary Course of Business. Each of such Governmental Authorizations is listed in Schedule 3.17(b). Each of the Companies has complied in all material respects with all Governmental Authorizations applicable to it.
     (c) To the Knowledge of Seller, none of the Companies has offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the US Foreign Corrupt Practices Act.

     (d) To the Knowledge of Seller, the Companies have complied with all applicable export control and trade embargo Laws in connection with any actual or proposed transaction.
     (e) To the Knowledge of Seller, during the period of five (5) years ending on the date hereof, each the Companies has complied with all applicable antiboycott Laws in connection with any actual or proposed transaction.
     (f) All copyright levy payments that are applicable or may be applicable to the sale of any products by the Companies have been paid to the relevant collecting society.
     (g) All anti-dumping and anti-subsidy duties that are applicable or may be applicable to the sale of any products by the Companies have been paid to the relevant customs authority by the importers or suppliers of such products.
     (h) All products offered for sale by the Companies and their respective packaging are compliant in all material respects with all applicable Laws.
     3.18 Environmental Matters.
     (a) As used in this Section 3.18, the following terms have the following meanings:
     (i) “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.
     (ii) “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment in effect as of the Closing Date.
     (iii) “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.
     (iv) “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

     (v) “Property” means real property currently owned, leased, controlled or occupied by any of the Companies (“Current Properties”) and real property previously owned, leased, controlled or occupied by any of the Companies (“Former Properties”).
     (vi) “Regulatory Action” means any Litigation with respect to Seller brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.
     (vii) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material in amounts or concentrations giving rise to any Liability under any Environmental Law.
     (viii) “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.
     (b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of Seller, threatened against any of the Acquired Companies.
     (c) To the Knowledge of Seller, no Property is listed on a List.
     (d) All transfer, transportation or disposal of Hazardous Materials by any of the Acquired Companies to properties not owned, leased or operated by one of the Acquired Companies has been in compliance in all material respects with applicable Environmental Law. None of the Acquired Companies has transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) to the Knowledge of Seller, the subject of any Regulatory Action or Third-Party Environmental Claim.
     (e) To the Knowledge of Seller, No Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.
     (f) There has not been any Release of any Hazardous Material in the soil or water or on, in, under, about, from or in connection with the Current Property or, to the Knowledge of Seller, the Former Property, including the presence of any Hazardous Materials that have come to be located on, in, or under the Current Property or the Former Property, as the case may be, from another location.
     (g) The Current Property and, to the Knowledge of Seller, the Former Property has at all times has been used and operated by the Acquired Companies in compliance in all material respects with all applicable Environmental Law.

     (h) Each of the Acquired Companies has obtained all Governmental Authorizations relating to Environmental Law necessary for operation of such Acquired Company, other than those the failure of which to have been obtained would not have a Material Adverse Effect. Each of the Governmental Authorizations that have been obtained is listed on Schedule 3.18(h). All Governmental Authorizations held by the Acquired Companies relating to Environmental Law will be valid, accurate and complete as of and immediately following Closing and there are no outstanding applications or appeals in relation thereto. Each of the Acquired Companies has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law.
     (i) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored in, on, under or about any part of the Property, except in compliance with applicable Environmental Law. No asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides is contained in, on, under or about the Property except in compliance with applicable Environmental Law. No aboveground or underground storage tanks are located in, on, under or about the Current Property, or have been located in, on, under or about the Current Property and then subsequently been removed or filled. If any storage tanks exist in, on, under or about the Current Property, such storage tanks have been duly registered with all appropriate Governmental Entities and are otherwise in compliance with all applicable Environmental Law.
     (j) No expenditure will be required in order for Purchaser or the Acquired Companies to bring the Current Property into compliance with any Environmental Law in effect at the time of Closing in order to use and operate the Current Property in a manner consistent with the present operation thereof.
     (k) All environmental audits, assessments, reports, investigations, reports on substances hazardous to health, environmental and health and safety policies that any of the Acquired Companies has obtained or ordered with respect to any of the Acquired Companies or the Property, and any correspondence related thereto between any of the Acquired Companies and any Governmental Entity during the period of five (5) years ending on the date hereof, are listed in Schedule 3.18(k).
     (l) No Encumbrance has been attached or filed against any of the Acquired Assets or assets of any of the Acquired Companies in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.
     (m) There are no current investigations or pending prosecutions involving the any of the Acquired Companies or any of their directors, officers or employees relating to or under any Environmental Law, nor, to the Knowledge of Seller, have there been any such investigations or prosecutions since January 1, 2000.
     (n) None of the Acquired Companies has been refused a policy of insurance relating to its environmental liability or been granted insurance subject to exclusions or excesses.
     3.19 Warranties. Schedule 3.19(i) lists any claims, other than those listed on Schedule 3.19(iii), in an amount in excess of $20,000 that are pending or, to the Knowledge of Seller, threatened for product liability or breach of any warranty relating to any products sold or services performed by any of the Companies. Schedule 3.19(ii) describes the express contractual warranties for products sold or services performed by each of the Companies during the period of twelve (12) months ending on the date hereof. Remedies under all such warranties are expressly limited to replacement of the products or services or repayment of the purchase price. No product or service manufactured, sold, leased or delivered by any of the Companies is subject to any guaranty, warranty or other indemnity other than such warranties. Except as listed on Schedule 3.19(iii), none of the products manufactured, sold, leased or delivered by any of the Companies has, since the Last Fiscal Year End, been the subject of any product recall (whether voluntary or involuntary) or any return of products having a value in excess of $20,000 to any of the Companies by any direct customer of any of the Companies due to alleged defects in such products.
     3.20 Employees.
     (a) Schedule 3.20(a) lists separately for each of the Acquired Companies and Memtek Taiwan the number of Acquired Employees, salaried or otherwise, as of the date of this Agreement, and shows for each entity the numbers of Acquired Employees on full-time, part-time and temporary status.
     (b) Schedule 3.20(b) lists separately for each of the Acquired Companies and Memtek Taiwan each Acquired Employee as of the date of this Agreement and shows for each such employee the office or location in which the employee is employed, the material terms of such employee’s annual salary or hourly compensation, as the case may be, and any other remuneration arrangements (including contributions payable to any private pension arrangement in respect of the employee and compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements and identifying in each case the specific entity responsible for such salary, remuneration or other compensation), date of employment, date of commencement of continuous employment (if different) and position. Each of the Acquired Companies has performed in all material respects all applicable employer obligations and has complied at all times in all material respects with all applicable Laws and Contract terms relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices. There are no material workers’ compensation, labor, employment or similar claims pending or, to the Knowledge of Seller, threatened against any of the Acquired Companies.
     (c) Schedule 3.20(c), Part 1, lists each Acquired Employee as of the date of this Agreement who is required by applicable Law to hold a temporary work authorization or a particular class of non-immigrant visa in order to work in any jurisdiction in which such employee is employed (each a “Work Permit”), and shows for each such employee the type of Work Permit held by such Acquired Employee and the remaining period of validity of such Work Permit. With respect to each Work Permit, all of the information that any of the Acquired Companies has provided to the relevant Governmental Entities (collectively, “Immigration Authorities”) in the application for such Work

Permit was true and complete. The Acquired Companies have received the appropriate notice of approval from the Immigration Authorities with respect to each such Work Permit. None of the Acquired Companies has received any notice from the Immigration Authorities that any Work Permit has been revoked. There is no action pending or, to the Knowledge of Seller, threatened to revoke or adversely modify the terms of any Work Permit. Except as disclosed in Schedule 3.20(c), Part 2, no employee of any of the Acquired Companies is a non-immigrant employee of a nationality other than that of the jurisdiction in which he or she is employed whose right to remain in such employment would terminate or otherwise be affected by the transactions contemplated by this Agreement.
     (d) The employment of any terminated former employee of any of the Acquired Companies has been terminated in material compliance with any applicable Contract terms and applicable Law, and none of the Acquired Companies has any material Liability under any Contract or applicable Law toward any such terminated employee, except as may be set forth in any Plan. The transactions contemplated by this Agreement shall not (in and of themselves) cause any of the Acquired Companies to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.
     (e) None of the Companies has made any loans (except advances for business expenses in the Ordinary Course of Business) to any Acquired Employee that has not been fully repaid, forgiven or otherwise satisfied.
     (f) Except as disclosed in Schedule 3.20(f)(i), during the five (5) year period ending on the date hereof, none of the Acquired Companies has experienced and, to the Knowledge of Seller, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation of employees of any of the Acquired Companies for collective bargaining. There is no express or implied recognition, wage bargaining or other collective bargaining or other agreement or arrangement in force or proposed between any of the Acquired Companies and any trade union or similar organization of workers, and there is no dispute (current or, to the Knowledge of Seller, threatened) between any of the Acquired Companies and any trade union or similar organization of workers or any sections of its work force. Except as disclosed in Schedule 3.20(f)(ii), no material Litigation is pending or, to the Knowledge of Seller, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, by or before any Governmental Entity.
     (g) Each of the Acquired Companies has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.
     (h) There has been no lay-off of employees or work reduction program undertaken by or on behalf of any of the Acquired Companies in the past two (2) years, and no such program has been adopted by any of the Acquired Companies or publicly announced. No orders, awards, improvements, prohibitions or other notices have been served upon and no other enforcement or similar proceedings have been taken against any of the Acquired Companies in the past two (2) years pursuant to any legislation, regulations, orders or codes of conduct of any Governmental Entity in respect of employees.

     (i) There are no current negotiations for any change in the rate of remuneration or the bonus, incentives, prerequisites or emoluments or pension benefits of any Acquired Employee.
     3.21 Employee Benefits.
     (a) Schedule 3.21(a) lists all Plans that are subject to ERISA and all other material Plans. True, correct and complete copies of all Plan documents have been provided or made available to Purchaser.
     (b) Seller has no unsatisfied Liabilities, or is reasonably expected to incur any Liabilities, that could become a Liability of any of the Purchasing Companies with respect to any Plan, and, with respect to each such Plan, full payment has been made of all amounts that each of the Acquired Companies is required, under the terms of each such Plan and applicable Law, to have paid as contributions to that Plan. Each Plan to which each of the Acquired Companies contributes on behalf of its employees that is intended to qualify for any Tax benefit under applicable Law has received any required confirmation of such qualification from an appropriate Governmental Entity and is in material compliance with all requirements of applicable Law, as to both form and operation, necessary to maintain such qualification.
     (c) Schedule 3.21(c) lists by position and regular salary or wage level each Acquired Employee who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave required to be granted under applicable Law by reason of a medical or other condition of such employee or any family member, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).
     (d) No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any employee of any of the Acquired Companies as to the continuation of the Plans after the Closing.
     (e) There are no criminal proceedings against, and no material civil, arbitration, administrative or other proceedings or disputes by or against, the trustees, managers or administrators of the Plans or any of the Acquired Companies in relation to the Plans and none is pending or, to the Knowledge of Seller, threatened.
     (f) The Acquired Companies have performed, in all material respects, all of their obligations in relation to the Plans in accordance with the governing documentation of the Plans and the requirements of all applicable Laws. All contributions (including fees, charges, levies to be paid under applicable Law and expenses of whatever nature) that are payable by the Acquired Companies, and all contributions due from employees participating the Plans, have been duly made and remitted in a timely manner.
     (g) None of the Acquired Companies sponsors, contributes to or otherwise has any liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA.

     3.22 Customers. Schedule 3.22 lists the twenty-five (25) largest customers by gross billings based in the United States, and the fifteen (15) largest customers by gross billings based outside the United States, of the Acquired Companies as a whole for each of the last two (2) fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such customer the percentage of net sales by the Acquired Companies attributable to such customer for each such period. Seller has provided or made available to Purchaser true and correct copies of all Contracts currently in force with each of such customers. To the Knowledge of Seller, no customer listed on Schedule 3.22 has notified any of the Companies since the Last Fiscal Year End that it intends to stop doing business, or materially decrease the rate of business done, with any of the Acquired Companies.
     3.23 Suppliers. Schedule 3.23 lists the ten (10) largest suppliers of the Acquired Companies as a whole for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Acquired Companies attributable to such supplier for each such period. Seller has provided to Purchaser true and correct copies of all Contracts currently in force with each of such suppliers. No supplier listed on Schedule 3.23 is a sole source of supply for the Companies. To the Knowledge of Seller, no supplier listed on Schedule 3.23 has notified any of the Companies that it intends to stop doing business, or materially decrease the rate of business done, with any of the Acquired Companies.
     3.24 Affiliate Transactions No Owner or Insider has any Contract with any of the Acquired Companies (other than (i) employment agreements not represented by a written Contract and terminable at will and (ii) purchase and sale orders issued in the Ordinary Course of Business on arms’-length terms), any loan to or from any of the Acquired Companies or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of any of the Acquired Companies (other than ownership of capital stock of Seller). No Owner or Insider has any direct or indirect interest in any competitor, supplier or customer of any of the Acquired Companies or in any Person from whom or to whom any of the Acquired Companies leases any property, or in any other Person with whom any of the Acquired Companies otherwise transacts business of any nature. Schedule 3.24 lists all transactions between any of the Acquired Companies and each Owner or Insider since the Last Fiscal Year End, in each case that would be taken into account under HK GAAP in the determination of revenues, expenses or profits of the Business. Schedule 3.24 lists all amounts owed by any of the Acquired Companies to Seller, any Owner or any Insider and all amounts owed by Seller, any Owner or any Insider to any of the Acquired Companies.
     3.25 Brokerage. No Person shall be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any of the Companies or for which any of the Acquired Companies or the Purchasing Companies is or could become liable or obligated.
     3.26 Completeness of Documents. All copies of documents referred to in the Disclosure Schedule or in this Agreement that Seller has provided or made available to Purchaser in any form, including electronic form, are true, correct and complete copies of such documents, including any amendments thereto. Any written descriptions of oral Contracts provided or made available to Purchaser are true, correct and complete in all material respects.
     3.27 Solvency.
     (a) Seller is solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.27(a), the term “insolvent” has that meaning attributed thereto under section 8(1) of the Insolvency Act 2003 of the British Virgin Islands.
     3.28 eMemorex Companies.
     (a) Each of the eMemorex Companies is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted.
     (b) Each of the eMemorex Companies is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 3.28(a)(ii) lists as to each of the eMemorex Companies the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified. Each of the eMemorex Companies is in full compliance with all provisions of its Organizational Documents.
     (c) Neither of the eMemorex Companies has any Subsidiaries. Schedule 3.28(b) lists the number of authorized shares and the number of issued and outstanding shares of each of the eMemorex Companies, all which are owned, of record and beneficially, by Digital Communications. Hanny Magnetics (B.V.I.) owns, beneficially and of record, one hundred percent (100%) of the issued and outstanding shares of Tower Hill Profits Limited which in turn owns, beneficially and of record, sixty percent (60%) of the outstanding shares of Digital Communications. All issued and outstanding equity interests of each of the eMemorex Companies, are owned beneficially and of record by Digital Communications and are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other similar third party right, free and clear of all Encumbrances, and in certificated form. There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which any of the eMemorex Companies, Digital Communications or Tower Hill Profits Limited is a party or by which it is bound obligating any of such entities to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest in any of them or obligating any of them to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.
IV. Representations and Warranties of Purchaser
     Purchaser represents and warrants to Seller that as of the date of this Agreement:
     4.1 Incorporation; Power and Authority. Each of the Purchasing Companies is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it shall become a party.

     4.2 Valid and Binding Agreement. The execution, delivery and performance by Purchaser of this Agreement, and by each of the Purchasing Companies of the Ancillary Agreements to which each of them shall become a party, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which any of the Purchasing Companies shall become a party, when executed and delivered by such Purchasing Company, shall constitute the valid and binding obligation of such Purchasing Company, enforceable against it in accordance with terms thereof, subject to the Remedies Exception.
     4.3 No Breach; Consents. The execution, delivery and performance by Purchaser of this Agreement, and by each of the Purchasing Companies of the Ancillary Agreements to which each of them shall become a party, shall not (a) contravene any provision of the Organizational Documents of the Purchasing Companies; (b) violate or conflict with any Law or Governmental Order; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under, any Contract or Governmental Authorization that is either binding upon or enforceable against any of the Purchasing Companies; or (d) require any Governmental Authorization.
     4.4 Brokerage. No Person shall be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any of the Purchasing Companies for which Seller is or could become liable or obligated.
     4.5 Purchase Price. Purchaser has cash or cash equivalents sufficient to pay the Purchase Price.
V. Agreements of Seller
     5.1 Conduct of the Business. Seller shall take such actions as shall be necessary to ensure that, up to and including the Closing Date, the Business shall be conducted as follows (except to the extent required by the terms of this Agreement or as may be consented to in writing by Purchaser, such consent not to be unreasonably withheld or delayed):
     (a) the Companies shall conduct the Business only in, and shall not take any action except in, the Ordinary Course of Business and in accordance with applicable Law;
     (b) none of the Companies shall amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement;

     (c) none of the Companies shall issue, sell or otherwise dispose of any of its capital stock or equity interests, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
     (d) each of the Companies shall (i) use its commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer with representatives of Purchaser regarding the general status of ongoing operations as reasonably requested by Purchaser and (iii) not take any action that would render, or that reasonably could be expected to render, any representation or warranty made by Seller in this Agreement that is not expressly made as of a specified date other than the Closing Date untrue on the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 3.8;
     (e) none of the Companies shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) amend any Return, (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal, state, local or foreign income Tax purposes from those employed in the preparation of the last filed federal, state, local or foreign income Tax Returns, provided, however, that Seller shall be entitled to prepare and file Returns for Tax periods ending on or prior to the Closing Date for which Seller is subject to indemnification obligations under Section 9.1(a), which Returns shall be subject to review and comment by Purchaser and which Returns shall not be filed with the applicable Governmental Entity without the consent of Purchaser, which consent shall not be unreasonably withheld;
     (f) none of the Companies shall change any of its methods of accounting in effect on the Latest Balance Sheet Date, other than changes required by HK GAAP; and
     (g) none of the Companies shall cancel or terminate, or permit the cancellation or termination of, any insurance policy under which any of the Acquired Assets or Acquired Companies is insured or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.
     5.2 Notice of Developments. Up until the Closing Date, Seller shall promptly notify Purchaser of any emergency or other change in the Ordinary Course of Business of the Companies or the commencement or threat of Litigation that would be required to be listed on Schedule 3.15 had it been commenced or threatened prior to the date hereof. Seller shall promptly notify Purchaser in writing if it should discover on or before the Closing Date that any representation or warranty made by it in this Agreement was when made, has subsequently become or shall be on the Closing Date, untrue in any respect. No disclosure pursuant to this Section 5.2 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement, provided that the addition of (i) any Return to Schedule 3.12(f), (ii) any Contract to either Schedule 3.13 or Schedule 3.14, (iii) any insurance policy to Schedule 3.16(a), (iv) any warranty claim to Schedule 3.19(i) or Schedule 3.19(iii) or (v) any Contract or transaction to Schedule 3.24, which Return, Contract, policy of insurance, claim or transaction shall not have been in existence on the date hereof and shall have arisen as a result of the operation of the Companies in the Ordinary Course of Business shall not in and of itself constitute a breach of any warranty.
     5.3 Access. Through the Closing Date, Seller shall afford to Purchaser and its authorized representatives access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets, and projections, customers, suppliers and other information of the Companies, and, subject to compliance with the standard “hold harmless” requirement of Seller’s independent accountants, the workpapers of such accountants and shall otherwise provide such assistance as may be reasonably requested by Purchaser in order that Purchaser have an opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Companies. Without limiting the generality of the foregoing, Seller shall provide to Purchaser complete customer lists, revenues, sales volumes, sales programs, and related sales accruals and sales analyses by customer and by product and product costs, in each case as reasonably requested by Purchaser. Subject to any restrictions imposed by applicable Law, Purchaser shall have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Companies for the purpose of preparing for and conducting employment interviews with all Acquired Employees. Without limiting the generality of the Confidentiality Agreement, dated June 15, 2005 (the “Confidentiality Agreement”), between Purchaser and Hanny Holdings (on behalf of the Companies), all information and documentation provided or made available to Purchaser and its authorized representatives under this Section shall be deemed to constitute Evaluation Material as defined in the Confidentiality Agreement and subject to the provisions of that Agreement.
     5.4 Payment of Indebtedness; Settlement of Affiliate Accounts. The Purchase Price has been established on the basis that none of the Acquired Companies, at Closing, will have any Indebtedness and that none of them will have any accounts payable or receivable to Seller, any of the Owners or Insiders, or any other Affiliates of the Owners or Insiders. Accordingly, Seller shall, prior to the Closing:
     (a) cause each of the Acquired Companies to repay and discharge in full any and all Indebtedness to which it may be subject, other than any Indebtedness to Seller that may be capitalized prior to Closing; and
     (b) cause each of the Acquired Companies to repay and discharge in full any and all Liabilities of any kind or description, owed to Seller, any of the Owners or Insiders, and any other Affiliates of the Owners or Insiders, other than (i) any Liabilities to Seller that may be capitalized prior to Closing and (ii) any Liabilities to direct shareholders of Seller other than Memorex Holdings; provided that offsetting transactions having the same economic effect may alternatively be used so long as any Liabilities of the Acquired Companies for Taxes that may arise therefrom are reflected on the Closing Date Balance Sheet.

     5.5 Waiver of Claims. Effective as of the Closing, Seller waives any claim arising prior to the Closing that it might have against any of the Acquired Companies, whether arising out of this Agreement or otherwise, and Seller will, prior to Closing, cause any Contracts between Seller and any of the Acquired Companies to be terminated, in each case at no cost to Purchaser or any of the Acquired Companies other than the payment of any amounts for which any of the Acquired Companies shall have become liable prior to such termination. Effective as of the Closing, Seller agrees not to make any claim for indemnification against any of the Acquired Companies, and agrees to indemnify and hold harmless each of the Acquired Companies from any claim from any of Seller’s officers, directors, employees or agents, based upon or arising by reason of the fact that any of such Persons is or was serving at the request of any of the Companies as a partner, trustee, director, officer, employee or agent of any of the Acquired Companies (whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) and waives and releases any such claim for indemnification or contribution Seller may have against any of the Acquired Companies. Also effective as of the Closing, Seller waives any claim it might have against any of the Acquired Companies by reason of any incompleteness or inaccuracy of any information provided to Seller by any of such Acquired Companies in relation to the representations and warranties made by Seller under this Agreement.
     5.6 Conditions. Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.1, to the extent reasonably within Seller’s control, to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible; provided that, for purposes of this Section 5.6 only, the satisfaction of the conditions set forth in subsections 7.1(a) and 7.1(i) shall be deemed to be within Seller’s control if, but only if, any failure of such conditions to be satisfied shall be attributable in whole or in material part to the affirmative actions of Seller.
     5.7 Consents and Authorizations. Seller shall use its commercially reasonable efforts, in cooperation with Purchaser, to obtain as soon as reasonably practicable after the date of this Agreement all Consents and Governmental Authorizations necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement or that could, if not obtained, adversely affect the conduct of the business of the Companies as currently conducted, including those listed on Schedule 7.1(e) Seller shall keep Purchaser fully advised at reasonable intervals of its progress in obtaining such Consents and Governmental Authorizations.
     5.8 Regulatory Filings. Pursuant to, and without limiting the generality of, Section 5.7, Seller shall, in cooperation with Purchaser, no later than fourteen (14) days after the date of this Agreement, make any filings and submissions required by it under the HSR Act and analogous Laws of the European Union, the Member States thereof and any other jurisdiction in which the Business is conducted (collectively, “Competition Laws”), as well as any other Laws applicable to the Companies, that are required for the consummation of the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to obtain an early termination of the applicable waiting period under, and shall make any additional filings required pursuant to, applicable Competition Laws.

     5.9 No Sale. Seller shall not sell, pledge, transfer or otherwise place any Encumbrance on any of the Acquired Assets, nor shall Seller cause, permit or suffer any of the Acquired Companies to sell, pledge, transfer or otherwise place any Encumbrance on any of their respective assets, except that the Acquired Companies may sell Inventories in the Ordinary Course of Business.
     5.10 No-Shop.
     (a) Seller shall not, and shall cause the other Companies and the representatives of each of them not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, Seller acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of any of the Companies, whether or not such representative of Seller is purporting to act on behalf of any of the Companies, shall be deemed to constitute a breach of this Section 5.10 by Seller.
     (b) Seller shall promptly (and in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Companies (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. Seller shall keep Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.
     (c) Seller shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.
     (d) Seller shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Companies is a party, and shall enforce or cause to be enforced each such agreement at the request of Purchaser. Seller also shall promptly request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Companies.

     5.11 Post-Closing Access. For a period of seven (7) years from and after the Closing Date, Seller shall afford to Purchaser, its accountants and counsel, during normal business hours, upon reasonable request and at the expense of Purchaser, access to the books and records of Seller not theretofore transferred to Hanny Holdings or Purchaser. After the Closing Date, Seller shall hold all of the books and records of Seller pertaining to Acquired Assets and the Acquired Companies in accordance with Seller’s retention policies in effect from time to time for a period of not less than two years from the Closing Date and, if it proposes at any time within seven (7) years after the Closing Date to destroy or dispose of any such books and records, including any transfer to a third party, it shall first offer in writing given at least sixty (60) days prior to such proposed destruction or disposition to surrender them to Purchaser at the sole expense of Purchaser; provided Seller shall not be prohibited hereunder from transferring such books and records to Hanny Holdings at any time after the Closing Date. Seller shall make available to Purchaser, upon written request and at the expense of Purchaser, but consistent with Seller’s business requirements, reasonable assistance of any of Seller’s personnel whose assistance or participation is required by Purchaser, in anticipation of or in preparation for, existing or future litigation or other matters in which Purchaser may be involved related to the Acquired Assets or the Business.
     5.12 Litigation Support. In the event that and for so long as Purchaser is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving Acquired Assets, Seller shall cooperate in the contest or defense and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense. Such cooperation shall be provided at the cost and expense of Purchaser, except if and to the extent that Purchaser is entitled to indemnification therefor under Article IX.
     5.13 Referral of Inquiries. Seller shall refer to Purchaser all customer inquiries relating to the Business that are received by Seller from and after the Closing.
     5.14 Non-Solicitation. During the period that commences on the Closing Date and ends on the third anniversary of the Closing Date, Seller shall not solicit for employment, or assist any third party in soliciting for employment, any of the Acquired Employees; provided, however, that the parties agree that nothing in this Section 5.14 shall be construed to prohibit Seller from (a) placing a general solicitation for employment or (b) hiring any Acquired Employees who contact Seller of their own accord.
     5.15 Confidentiality.
     (a) Seller shall use its commercially reasonable efforts to keep confidential and protect, and shall not divulge, allow access to or use in any way, (i) Intellectual Property Rights constituting part of the Acquired Assets, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, selling and purchasing policies and strategies, market studies, business plans, models, and strategies, Software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the Business, the Acquired Assets or the Acquired Companies (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented, (iii) any and all information pertaining to relationships and interactions (including written agreements, purchase orders, and correspondence) between any of the Companies and third parties, including customers, suppliers, distributors, OEMs, intellectual property owners, licensors, intellectual property licensing organizations, partners, outside legal counsel, and consultants and (iv) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information of any of the Companies included in the foregoing (“Confidential Information”). Seller acknowledges that such Confidential Information constitutes a unique and valuable asset of the Companies and, upon consummation of the transactions contemplated by this Agreement, of the Purchasing Companies and represents a substantial investment of time and expense by them, and that any unauthorized disclosure or other use of such Confidential Information other than for the purpose of operating the Companies prior to Closing and thereafter for the sole benefit of Purchaser would be wrongful and would cause irreparable harm to Purchaser. Seller shall deliver to Purchaser at Closing or destroy, at the request and option of Purchaser, all tangible and intangible embodiments (and all copies) of such Confidential Information that are in the possession of Seller. The foregoing obligations shall not (i) require Seller to restrict access to or the use of Confidential Information by any Owner, any Affiliate of an Owner or any company or partnership owned or managed by any of them, (ii) prohibit the use by any Owner, any Affiliate of an Owner or any company or partnership owned or managed by any of them of Confidential Information in a manner that does not contravene the requirements of the Inducement Agreement or (iii) apply to any Confidential Information that (A) is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by Seller of this Agreement or of any Ancillary Agreement; (B) subsequently comes lawfully into the possession of Seller, any Owner, any Affiliate of an Owner or any company or partnership owned or managed by any of them, free from any obligation of confidentiality, from a third party that does not owe Purchaser an obligation of confidentiality; or (C) is required to be disclosed by applicable Law, judgment or order of any Governmental Entity, or regulation of any securities exchange.
     (b) Seller acknowledges that Purchaser has required that Seller make the agreements in this Section 5.15 as a condition to Purchaser’s consummation of the transactions contemplated by this Agreement. Seller agrees that the agreements contained in this Section 5.15 are reasonable and necessary to protect the legitimate interests of Purchaser and that any violation or breach of this Section 5.15 shall result in irreparable injury to Purchaser for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to Purchaser for such violation or breach and regardless of any other provision contained in this Agreement, Purchaser may be entitled to injunctive and other equitable relief restraining such violation or breach.
     (c) In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall, to the extent reasonably practicable, notify Purchaser promptly of the request or requirement prior to any disclosure so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.15. If, in the absence of a protective order or the receipt of a waiver from Purchaser, Seller is, on the advice of counsel, compelled to disclose any Confidential Information, Seller may disclose the Confidential Information; provided, however, that Seller shall, at the expense of Purchaser, provide reasonable cooperation to Purchaser if Purchaser seeks to obtain, at the expense of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Purchaser designates.
     5.16 Assignment of Confidentiality Agreements. To the extent permitted by such agreements, effective upon the Closing, Seller shall assign to Purchaser all right, title and interest of Seller in and to any confidentiality agreement to which Seller or any of its agents may be a party pertaining to the confidentiality of information relating to the Companies, the Business or the hiring of employees of any of the Companies.
     5.17 Covenant Not to Compete.
     (a) As an inducement for Purchaser to enter into this Agreement and as additional consideration for the payment of the Purchase Price, for a period of one (1) year from the Closing Date, Seller shall not, directly or indirectly, engage in, acquire, own or hold a business anywhere in the world that competes with the Business as conducted by the Companies prior to the Closing Date (the “Restricted Business”), whether as a proprietor, principal, agent, partner, officer, director, shareholder, employee, member of any association, consultant or otherwise. Ownership by Seller, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation whose stock is listed on any recognized securities exchange or publicly traded on The NASDAQ National Market shall not constitute a breach of this Section 5.17. Notwithstanding the foregoing, Seller shall not be restricted by the foregoing provisions from acquiring and thereafter owning and operating any business if the revenues attributable to the portion of the business thereof that consists of Restricted Business are less than ten percent (10%) of the total revenues of such business.
     (b) Seller acknowledges that Purchaser has required that Seller make the agreements in this Section 5.17 as a condition to Purchaser’s consummation of the transactions contemplated by this Agreement. Seller acknowledges that the agreements contained in this Section 5.17 are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of Purchaser and that any violation or breach of this Section 5.17 shall result in substantial and irreparable harm to Purchaser for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to Purchaser for such violation or breach and regardless of any other provision contained in this Agreement, Purchaser may be entitled to injunctive and other equitable relief restraining such violation or breach.
     (c) If the final judgment of a court of competent jurisdiction holds that any term or provision of this Section 5.17 is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed; provided, that such modification shall apply only to the extent that it affects the jurisdiction under the laws of which the original term or condition shall have been held to be invalid or unenforceable, and the original term or condition shall otherwise continue in full force and effect.
     5.18 Use of Names Following the Closing Date. Within thirty (30) days after the Closing Date, Seller shall change its corporate name to one that does not include the name “Memorex” or any other name that is confusingly similar to that name and shall cease using, and shall not thereafter use, any such name, including use in any and all printed materials, signage, websites or similar identifying materials, except for historical purposes.
     5.19 Release of Claims. At Closing, Seller shall waive, release and agree, with binding effect on its successors and assigns, not to bring any claim, demand, cause of action or proceeding, including any cost recovery action, against any of the Purchasing Companies or the Acquired Companies under any Environmental Law based on any act or omission of any of the Acquired Companies occurring prior to the Closing Date.
     5.20 Memtek Taiwan Employees. Within five (5) days after the date of this Agreement, Seller shall, subject to applicable Laws, make available to Purchaser, in electronic form, such information with respect to each Acquired Employee of Memtek Taiwan as Purchaser may reasonably request. Seller will obtain the requisite consents and otherwise make arrangements for the Purchaser to interview and offer employment with one of the Purchasing Companies or the Acquired Companies, effective upon the Closing, to any of the Acquired Employees employed by Memtek Taiwan.
     5.21 Termination of 401(k) Plan. If requested by Purchaser, Seller shall cause Memorex US to terminate its 401(k) plan with effect prior to the Closing Date, pursuant to written resolutions the form and substance of which shall be reasonably satisfactory to Purchaser. Seller and Purchaser shall cooperate and take all other steps reasonably necessary or appropriate so that, as soon as practicable following the Closing Date, the Acquired Employees who are participants in Seller’s qualified defined contribution plans are permitted to take distributions or to roll over their benefits under that plan to one or more defined contribution plans sponsored by Purchaser or its Subsidiaries.
     5.22 Compliance with Bulk Sales Laws. If and to the extent reasonably requested by Purchaser, Seller shall prior to Closing take such actions, including the giving of any notices and compliance with any waiting periods, as may be required under applicable Laws in the nature of “bulk sales” and other creditor notice laws in connection with Purchaser’s acquisition of the Acquired Assets and the Business.
     5.23 Termination of Golacinski Contract. Seller shall, with effect as of the Closing, cause to be terminated, without liability to any of the Acquired Companies that survives the Closing, all existing Contracts between Mr. Michael Golacinski and any of the Acquired Companies.

VI. Agreements of Purchaser
     6.1 Conditions. Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.2, to the extent reasonably within Purchaser’s control, to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible; provided that, for purposes of this Section 6.1 only, the satisfaction of the conditions set forth in subsections 7.2(a) and 7.2(d) shall be deemed to be within Purchaser’s control if, but only if, any failure of such conditions to be satisfied shall be attributable in whole or in material part to the affirmative actions of Seller and, in the latter case, Purchaser’s obligation hereunder shall be subject to the proviso in Section 6.3.
     6.2 Consents. Purchaser shall use its commercially reasonable efforts, in cooperation with Seller, to obtain prior to the Closing Date the Required Consents and all Governmental Authorizations required to operate the Business in the manner it is currently operated by the Companies, within thirty (30) days after the date of this Agreement. Purchaser shall provide to Seller such information and assistance in this regard as Seller shall reasonably request.
     6.3 Regulatory Filings. Pursuant to, and without limiting the generality of, Section 6.2, Purchaser shall, in cooperation with Seller, no later than fourteen (14) days after the date of this Agreement, make all filings and submissions required by it under the Competition Laws, as well as any other Laws applicable to Purchaser, that are required for the consummation of the transactions contemplated by this Agreement. Purchaser shall use its commercially reasonable efforts to obtain an early termination of the applicable waiting periods under, and shall make any additional filings required pursuant to, applicable Competition Laws; provided, that Purchaser shall not be required by reason of this sentence to dispose of, hold separately or make any change in, any portion of its business or assets (or the business or assets of the Acquired Companies, or any of the Acquired Assets) or incur any other burden.
     6.4 Books and Records; Access. After the Closing Date, Purchaser shall, and shall cause the other Purchasing Companies to, hold all of the books and records of the Acquired Companies in accordance with Purchaser’s retention policies in effect from time to time for a period of not less than two (2) years from the Closing Date and, if Purchaser thereafter proposes to destroy or dispose of any such books and records, to offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender them to Seller at the sole expense of Seller. After the Closing Date, Purchaser shall afford Seller and its accountants and counsel, during normal business hours, upon reasonable request, full access to such books and records. Purchaser shall make available to Seller upon written request and at the expense of Seller, but consistent with Purchaser’s business requirements, reasonable assistance of any of Seller’s personnel whose assistance or participation is required by Seller in anticipation of, or preparation for, existing or future litigation or other matters in which Seller is involved related to the Acquired Assets.
     6.5 Litigation Support. In the event and for so long as Seller is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Acquired Assets, Purchaser shall, and shall cause the other Purchasing

Companies to, cooperate in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense. Such cooperation shall be provided at the sole cost and expense of Seller, except if and to the extent that Seller is entitled to indemnification therefor under Article IX.
     6.6 Employee Benefits.
     (a) On and after the Closing Date, until at least the first anniversary of the Closing Date, Purchaser or its Subsidiaries shall provide the Acquired Employees with compensation and benefit plans, programs, and arrangements (other than any defined benefit pension plan or equity-based plan, program or arrangement) substantially similar in the aggregate to those currently provided by Seller.
     (b) Nothing in this Agreement shall be construed to create a right in any Acquired Employee to employment with Purchaser or its Subsidiaries and, subject to any agreement between an employee and Purchaser or its Subsidiaries, the Acquired Employee who continues employment with Purchaser or its Subsidiaries after the Closing Date shall be employed in “at will” employment.
     6.7 Payment of Transaction Taxes. Purchaser shall pay in a timely manner all Taxes, other than corporate, income, profits, capital gains and similar Taxes based on net income, resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Law, and shall complete, and following Closing shall cause the Acquired Companies to complete, all procedures and the submission of all declarations and other documents to the end that the sale of the Acquired Assets will not subject the Seller to sales, value-added, stamp or other Taxes of any kind. Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period.
     6.8 Other Tax Matters. From and after the Closing Date, Purchaser shall not, without the consent of Seller which shall not unreasonably be withheld, amend any Return filed by any of the Acquired Companies on or before the Closing Date in a manner that would be taken in to account in determining Closing Date Net Current Assets or in any Liability for Taxes for which Seller would have an obligation to indemnify Purchaser. No election by Purchaser under Section 338 of the Code shall be taken into account in determining Closing Date Net Current Assets or result in any Liability for Taxes for which Seller would have an obligation to indemnify Purchaser.
     6.9 Use of Names Following the Closing Date. Within thirty (30) days after the Closing Date, Purchaser shall change the corporate name of Hanny Magnetics to one that does not include the name “Hanny” or any other name that is confusingly similar to that name and shall, and shall cause its Affiliates to, cease using and not thereafter use any such name, including use in any and all printed materials, signage, websites or similar identifying materials, except for historical purposes.
VII. Conditions to Closing
     7.1 Conditions to Purchaser’s Obligations. The obligation of Purchaser to take the actions required to be taken by it, and to cause the other Purchasing Companies to take the actions required to be taken by them, at the Closing is subject to the satisfaction or waiver, in whole or in part, in Purchaser’s sole discretion (but no such waiver shall waive any rights or remedy otherwise available to Purchaser), of each of the following conditions at or prior to the Closing:
     (a) the representations and warranties set forth in Article III shall be true and correct (without taking into account any supplemental disclosures after the date of this Agreement by Seller, subject to the proviso in the last sentence of Section 5.2, or the discovery of information by Purchaser after the date of this Agreement) at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (except that any representation or warranty expressly made as of a specified date shall be considered not to have been true and correct at and as of the Closing Date if and only if it shall not have been true and correct on and as of the date so specified) except where the failure of any of such representations and warranties to be true and correct as hereinabove provided would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (b) Seller and the Owners shall have performed and complied in all material respects with all covenants and agreements to be performed and complied with by each of them respectively on or prior to the Closing Date under this Agreement and the Inducement Agreement;
     (c) the transactions contemplated by this Agreement and the Inducement Agreement shall have been duly approved by the Required Hanny Shareholder Vote;
     (d) the applicable waiting periods under all applicable Competition Laws shall have expired or shall have been terminated and any approvals required thereunder shall have been obtained;
     (e) each of the Consents and Governmental Authorizations listed in Schedule 7.1(e) (the “Required Consents”) shall have been obtained and be in full force and effect, provided that, if Seller shall establish to the reasonable satisfaction of Purchaser prior to Closing that any Consent listed in Schedule 7.1(e) is not legally required, such Consent shall be removed from that schedule;
     (f) the Purchasing Companies shall have obtained each Governmental Authorization required to operate the Business in the manner it is currently operated by the Companies, except where the failure to have obtained such Governmental Authorization would not reasonably be expected to have a Material Adverse Effect;

     (g) no Litigation shall have been commenced or threatened by any Governmental Entity (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Inducement Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by any of the Purchasing Companies of any portion of the Acquired Assets or any portion of the business or assets of any of the Acquired Companies, or to compel Purchaser or any of its Subsidiaries or any of the Acquired Companies to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Purchaser or its Subsidiaries or any of the Acquired Companies as a result of the transactions contemplated by this Agreement, or to incur any burden, (iv) seeking to require direct or indirect transfer or sale by any of the Purchasing Companies of, or to impose material limitations on the ability of any of the Purchasing Companies to exercise full rights of ownership of, any of the Acquired Assets or the Acquired Shares, or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on any of the Purchasing Companies or the Acquired Companies or any of their respective officers or directors;
     (h) no Law or Governmental Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(g);
     (i) no Material Adverse Change shall have occurred since the date of this Agreement and be continuing;
     (j) Purchaser shall have received from Harney, Riegel & Westwood, British Virgin Islands counsel for Seller, a written opinion, dated the Closing Date, addressed to Purchaser and satisfactory to Purchaser’s counsel, in the form set forth in Exhibit G;
     (k) Seller shall have delivered or caused to be delivered each of the agreements, certificates, instruments and other documents to be delivered by the Companies pursuant to Section 2.8(b)(i), and such agreements so delivered shall be in full force and effect;
     (l) Memorex Holdings shall have (i) obtained from Memcorp Inc., a corporation organized under the laws of the State of Florida, USA (“Memcorp”), the written consent of Memcorp to the assignment by Memorex Holdings to Memorex US of all rights, subject to the obligations, of Memorex Holdings under that certain Distributor Agreement dated June 8, 1995, as amended, by and between Memorex Holdings and Memcorp (the “Memcorp Agreement”), (ii) completed such assignment of the Memcorp Agreement, (iii) obtained from Memcorp a transfer to Memorex US of ownership of the domain names memorexelectronics.com and memorex-electronics.com and (iv) provided to Purchaser a current and complete list of the categories of products currently being sold by Memcorp under the Memcorp Agreement.

     (m) Seller shall have (i) obtained the consent of Memorex Telex (Japan) Ltd., a corporation organized under the laws of Japan, to the assignment to Purchaser of the rights of Seller under the License Agreement dated as of January 17, 2006 but effective April 1, 2006, and (ii) used its commercially reasonable efforts up until Closing to obtain the consent of Memorex Telex (Japan) Ltd. to the amendment of Schedule C of the License Agreement to substitute an Affiliate of Purchaser for the distributor currently listed on that schedule.
     (n) Seller shall have concluded a written settlement agreement with Micron Technology, Inc. resolving all outstanding issues in the Litigation concerning the use of the “M with a Halo” trademark, which settlement shall enable the Acquired Companies, after the Closing, to use existing stocks of packaging for flash memory products bearing such mark without material modification to such packaging;
     (o) Digital Communications shall have (i) waived its rights under and consented to the termination of that certain Trademark License Agreement between Hanny Magnetics (B.V.I.) and Digital Communications dated November 30, 1999, without the wind-down period therein provided for, (ii) terminated any sublicenses of its rights thereunder without any wind-down periods, (iii) turned over any existing inventory of Memorex-branded products to Memorex US and (iv) transferred all of the issued and outstanding stock of the eMemorex Companies to Memorex US;
     (p) Seller shall have applied to register the domain name memorex.eu in the sunrise period of the .eu application process and shall have used its commercially reasonable efforts to satisfy all underlying requirements for such sunrise period .eu application; and
     (q) Memtek Taiwan shall have taken such actions as may be required so that all Acquired Employees listed on Schedule 3.20(c) as not having required Work Permits shall have obtain such Work Permits or been excluded from the Acquired Employees.
     7.2 Conditions to Seller’s Obligations. The obligation of Seller to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Seller’s sole discretion (but no such waiver shall waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:
     (a) the representations and warranties set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties;
     (b) Purchaser shall have performed and complied in all material respects with all covenants and agreements to be performed and complied with by it on or prior to the Closing Date under this Agreement and the Inducement Agreement;
     (c) the transactions contemplated by this Agreement and the Inducement Agreement shall have been duly approved by the Required Hanny Shareholder Vote;

     (d) the applicable waiting periods under the Competition Laws shall have expired or been terminated and any approvals required thereunder shall have been obtained;
     (e) no Litigation shall have been commenced or threatened by any Governmental Entity (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Inducement Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by any of the Purchasing Companies of any portion of the Acquired Assets or any portion of the business or assets of any of the Acquired Companies, or to compel Purchaser or any of its Subsidiaries or any of the Acquired Companies to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Purchaser or its Subsidiaries or any of the Acquired Companies as a result of the transactions contemplated by this Agreement, or to incur any burden, (iv) seeking to require direct or indirect transfer or sale by any of the Purchasing Companies of, or to impose material limitations on the ability of any of the Purchasing Companies to exercise full rights of ownership of, any of the Acquired Assets or the Acquired Shares, or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on any of the Purchasing Companies or the Acquired Companies or any of their respective officers or directors;
     (f) no Law or Governmental Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.2(e);
     (g) Purchaser shall have delivered or caused to be delivered each of the certificates, instruments and other documents that the Purchasing Companies are to deliver pursuant to Section 2.8(b)(ii), and such certificates, instruments and other documents so delivered shall be in full force and effect;
     (h) each Required Consent shall have been obtained and be in full force and effect; and
     (i) the Seller shall have obtained each Governmental Authorization required to consummate the transactions contemplated by this Agreement.
VIII. Termination
     8.1 Termination. This Agreement may be terminated prior to the Closing:
     (a) by the mutual written consent of Purchaser and Seller;
     (b) by Seller, if

     (i) Purchaser has or shall have breached any representation, warranty or agreement contained in this Agreement in any material respect;
     (ii) the transactions contemplated by this Agreement shall not have been consummated on or before June 30, 2006; provided, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure of Seller or any Owner to comply fully with its obligations under this Agreement or the Inducement Agreement, as the case may be, has prevented the consummation of the transactions contemplated by this Agreement;
     (iii) Law or Governmental Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.27.2(e);
     (iv) the transactions contemplated by this Agreement and the Inducement Agreement shall not have been duly approved by the Required Hanny Shareholder Vote at a general meeting convened for that purpose (as such general meeting may be adjourned from time to time); or
     (v) any of the conditions set forth in Section 7.2 shall have become impossible to satisfy.
     (c) by Purchaser, if
     (i) Seller or any of the Owners has or shall have breached any representation, warranty or agreement contained in this Agreement or the Inducement Agreement, as the case may be, in any material respect;
     (ii) the transactions contemplated by this Agreement shall not have been consummated on or before June 30, 2006; provided, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Purchaser’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;
     (iii) a Law or Governmental Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 7.1(g);
     (iv) the transactions contemplated by this Agreement and the Inducement Agreement shall not have been duly approved by the Required Hanny Shareholder Vote at a general meeting convened for that purpose (as such general meeting may be adjourned from time to time);

     (v) a Material Adverse Change shall have occurred after the date of this Agreement and be continuing; or
     (vi) any of the conditions set forth in Section 7.1 shall have become impossible to satisfy.
     8.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller, as the case may be, as provided above, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party, except that Article X and the Confidentiality Agreement shall survive indefinitely unless sooner terminated or modified by the parties in writing, and provided that nothing in Section 8.1 or this Section 8.2 shall be deemed to release any party from liability for any pre-termination breach by such party of any covenants or agreements not contained in Articles III and IV.
IX. Indemnification
     9.1 Indemnification by Seller.
     (a) Seller shall indemnify Purchaser and hold Purchaser harmless against any Loss suffered or incurred by any of the Purchasing Companies and, after Closing, the Acquired Companies, whether or not actually incurred prior to the applicable date referred to in Section 9.1(d), arising from, relating to or constituting (i) any breach of or inaccuracy in any of the representations and warranties of Seller contained in this Agreement either at the date of this Agreement or on the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement, or in any closing certificate delivered by or on behalf of Seller pursuant to this Agreement; (ii) any Liability of Seller for Taxes, whenever incurred, and any Liability of any of the Acquired Companies for Taxes incurred prior to the Closing, other than Taxes to be paid by Purchaser pursuant to Section 6.7; (iii) any failure of Seller to pay and discharge the obligations of Seller not assumed by the Purchasing Companies pursuant to this Agreement; (iv) any Loss incurred as a consequence of an order being made under Section 249 of the Insolvency Act of 2003 in respect of Seller or any of the transactions contemplated by this Agreement, (v) any Liability under applicable Law arising prior to the Closing by reason of the funding, operation, termination or winding up of any Plan established or maintained by any of the Companies; (vi) any Retained Liabilities and (viii) any breach of any of the agreements of Seller contained in this Agreement (collectively, “Purchasing Company Losses”).
     (b) Seller shall indemnify Purchaser for Purchasing Company Losses resulting from any breaches of or inaccuracies in the representations and warranties contained in Section 3.3 (other than clause (a) of such section) and Sections 3.5 through 3.26 only if the aggregate amount of all Purchasing Company Losses resulting from all such breaches or causes exceeds $1,500,000 (the “Basket Amount”), in which case Seller shall be liable (subject to the other applicable limitations set forth in this Article IX) for the aggregate amount of all Purchasing Company Losses in excess of the Basket Amount.
     (c) Seller’s liability under Section 9.1 for Purchasing Company Losses, other than (i) those described in Section 9.1(a)(i) resulting from any breaches of or inaccuracies in the representations and warranties contained in any of Sections 3.1, 3.2, 3.3(a), 3.4 or 3.27, (ii) those described in Section 9.1(a)(iv) and (iii) those described in Section 9.1(a)(viii) to the extent arising from the breach of covenants or agreements to be performed prior to Closing (the matters described in the foregoing clauses (i) through (iii) being referred to as the “Exception Matters”), shall not exceed the Indemnification Escrow Amount. Any indemnification obligations of Seller for Purchasing Company Losses (other than for Purchasing Company Losses with respect to the Exception Matters) shall be satisfied solely and exclusively out of the funds remaining in the Indemnification Escrow Account, other than any interest or other income accruing in the Escrow Account, and Purchaser shall not pursue any claim against Seller in respect of any Purchasing Company Losses other than such Losses arising out of the Exception Matters.
     (d) If Purchaser has a claim for indemnification under this Section 9.1, Purchaser shall deliver to Seller one or more written notices of Purchasing Company Losses (each a “Purchaser Claim”), with a copy to the Escrow Agent, on or before September 30, 2007, except for Purchasing Company Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 3.12, 3.18 or 3.21, for which Purchaser shall deliver a Purchaser Claim prior to the expiration of the applicable statute of limitations. Seller shall have no liability under this Section 9.1 unless the written notices required by the preceding sentence are given by the date specified. Any Purchaser Claim shall state in reasonable detail the basis for such Purchasing Company Losses to the extent then known by Purchaser and the nature of the Purchasing Company Losses for which indemnification is sought. The Purchaser Claim shall state the amount of the Purchasing Company Losses claimed if then known to Purchaser. If the amount is not known at the time of the submission of the Purchaser Claim, the Purchaser shall provide a good faith estimate based upon the facts then known and shall submit an amended Purchaser Claim promptly after the amount thereof shall have become known to Purchaser. If such Purchaser Claim (or an amended Purchaser Claim) states the amount of the Purchasing Company Losses claimed and Seller notifies Purchaser that Seller does not dispute the claim described in such notice or fails to notify Purchaser within twenty (20) business days after delivery of such notice by Purchaser whether Seller disputes the claim described in such notice, the Purchasing Company Losses in the amount specified in Purchaser’s notice shall be admitted by Seller (an “Admitted Claim”), and Seller shall pay the amount of such Purchasing Company Losses to Purchaser. If Seller has timely disputed the liability of Seller with respect to a Purchaser Claim stating the amount of a Purchasing Company Losses claimed, Seller and Purchaser shall proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within thirty (30) days after delivery of Seller’s notice, Purchaser may seek recourse to arbitration as provided in Section 10.13. If a Purchaser Claim does not state the amount of the Purchasing Company Losses claimed because such amount is not known at the time of submission of the Purchaser Claim, such omission shall not preclude Purchaser from recovering from Seller the amount of the Purchasing Company Losses described in such Purchaser Claim if any such amount is provided in an amended Purchaser Claim submitted promptly after the amount thereof shall have become known to Purchaser. In order to assert its right to indemnification under this Article IX, Purchaser shall not be required to provide any notice except as provided in this Section 9.1(d) and in the Escrow Agreement.
     (e) Seller shall pay to Purchaser the amount of any Purchasing Company Losses indemnifiable hereunder arising out of or resulting from any of the Exception Matters ten (10) days following the determination of Seller’s liability for and the amount of such Purchasing Company Losses (whether such determination is made by agreement between Purchaser and Seller, by arbitration award or by final adjudication) but in no event shall Seller be liable to Purchaser for any Purchasing Company Losses resulting from the Exception Matters for an aggregate amount in excess of the Purchase Price, provided that Seller’s indemnification obligations shall be satisfied first out of any funds remaining in the Escrow Account and its payment obligation hereunder shall be limited to the amount of any deficiency.
     9.2 Indemnification by Purchaser.
     (a) Purchaser shall indemnify in full Seller and hold it harmless against any Loss, whether or not actually incurred prior to the date referred to in Section 9.2(d), arising from, relating to or constituting (i) any breach of or inaccuracy in any of the representations and warranties of Purchaser contained in this Agreement or in any certificate delivered by or on behalf of the Purchasing Companies pursuant to this Agreement, (ii) any breach of any of the agreements of Purchaser contained in this Agreement, (iii) the failure of any of the Purchasing Companies to assume, pay and discharge the Assumed Liabilities and (iv) any Liability to the extent resulting from the ownership or use of the Acquired Assets or operation of the Acquired Companies after Closing (“Seller Losses”).
     (b) Purchaser shall indemnify Seller for Seller Losses attributable to the causes described in clause (i) of Section 9.2(a) only if the aggregate amount of all Seller Losses attributable to such causes exceeds the Basket Amount, in which case Purchaser shall be liable for the aggregate amount of Seller Losses in excess of the Basket Amount.
     (c) Purchaser’s liability under Section 9.2 for Seller Losses, other than (i) those described in Section 9.2(a)(i) resulting from any breaches of or inaccuracies in the representations and warranties contained in any of Sections 4.1, 4.2 and 4.3(a), and (ii) those described in Section 9.2(a)(ii) shall not exceed the Indemnification Escrow Amount.
     (d) If Seller has a claim for indemnification under this Section 9.2, Seller shall deliver to Purchaser one or more written notices of Seller Losses (a “Seller Claim”) on or before September 30, 2007. Purchaser shall have no liability under this Section 9.2 unless the written notices required by the preceding sentence are given by the date specified, provided that the foregoing limitation shall not apply to Seller Claims for breaches by Purchaser of its agreements pursuant to Sections 2.9 or 2.10 of this Agreement. Any written notice shall state in reasonable detail the basis for Seller Losses to the extent then known by Seller and the nature of Seller Losses for which indemnification is sought. The Seller Claim shall state the amount of Seller Losses claimed if then known to Seller. If the amount is not known at the time of the submission of the Seller Claim, the Seller shall submit an amended Seller Claim promptly after the amount thereof shall have become known to Seller. If such written notice (or an amended notice) states the amount of Seller Losses claimed and Purchaser notifies Seller that Purchaser does not dispute the claim described in such notice or fails to notify Seller within twenty (20) business days after delivery of such notice by Seller whether Purchaser disputes the claim described in such notice, Seller Losses in the amount specified in Seller’s notice shall be admitted by Purchaser, and Purchaser shall pay the amount of Seller Losses to Seller. If Purchaser has timely disputed its liability with respect to such claim, Purchaser and Seller shall proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within thirty (30) days after delivery of Purchaser’s notice, Seller may seek recourse to arbitration as provided in Section 10.13. If a Seller Claim does not state the amount of the Seller Losses claimed, such omission shall not preclude Seller from recovering from Purchaser the amount of the Seller Losses described in such Seller Claim if any such amount is provided in an amended Seller Claim submitted promptly after the amount thereof shall have become known to Seller. In order to assert its right to indemnification under this Article IX, Seller shall not be required to provide any notice except as provided in this Section 9.2(d).
     (e) Purchaser shall pay the amount of any Seller Losses to Seller within ten (10) days following the determination of Purchaser’s liability for and the amount of Seller Losses (whether such determination is made pursuant to the procedures set forth in this Section 9.2, by agreement between Seller and Purchaser, by arbitration award or by final adjudication).
     9.3 Third-Party Action.
     (a) If Purchaser is entitled to indemnification under Section 9.1(a) for Purchasing Company Losses arising from, relating to or constituting any Litigation instituted by any third party (any such third party action or proceeding being referred to as a “Third-Party Action”), Purchaser shall give Seller prompt written notice of the commencement of such Third-Party Action. The complaint or other papers pursuant to which the third party commenced such Third-Party Action shall be attached to such written notice. The failure to give prompt written notice shall not affect Purchaser’s right to indemnification unless such failure has materially and adversely affected Seller’s ability to defend successfully such Third-Party Action.
     (b) Seller may participate in, and, to the extent Seller desires, at any time assume the defense of, such Third-Party Action with reputable attorneys retained by Seller and at Seller’s expense. Upon and after notice from Seller to Purchaser of its election to assume the defense of such Third-Party Action, Seller shall not be liable to Purchaser under this Article IX for any legal or other expenses subsequently incurred by Purchaser in connection with the defense thereof; provided, however, that Purchaser shall be entitled at any time, at its own cost and expense, to participate in Seller’s conduct of such defense and to be represented by attorneys of its own choosing. Purchaser shall cooperate with Seller in Seller’s conduct of such defense to the extent reasonably requested by Seller in the contest and defense of such Third-Party Action, including but not limited to providing reasonable access (upon reasonable notice) to the books, records and employees of Purchaser if relevant to the defense of such Third-Party Action; provided, that such cooperation shall not unduly disrupt the operations of the business of the Purchaser or cause Purchaser to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of Purchaser to become public.
     (c) If Seller does not elect to assume the defense of any Third-Party Action, Purchaser shall be entitled to conduct its own defense and to be represented by attorneys of its own choosing. For the avoidance of doubt, the costs and expenses of such defense shall be included in Purchasing Companies Losses indemnifiable in accordance with and subject to the provisions of this Article IX.

     (d) Neither Purchaser nor Seller may concede, settle or compromise any Third-Party Action without the consent of the other party, which consents shall not be unreasonably withheld or delayed.
     9.4 Sole and Exclusive Remedy. The parties hereto agree that, with the exception of equitable remedies as provided in Sections 5.15(b), 5.17(b) and 10.12, their sole and exclusive remedy in respect of a breach by the other party hereto of any representation, warranty, covenant, agreement or obligation of such party hereunder or in any certificate or other agreement entered into in connection herewith or delivered pursuant hereto or otherwise in connection with the transactions contemplated hereby, shall be the right to obtain indemnification as provided in this Article IX, and all other rights and remedies in respect of such a breach or breaches (excluding any act or omission that constitutes fraud by either of the parties hereto) are hereby expressly forever waived and released. Each party hereto covenants not to institute any litigation or other proceeding with respect to any rights and remedies waived by such party under this Section 9.4.
     9.5 Tax Adjustment. Any payment to Purchaser or Seller under this Article IX shall be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price.
     9.6 No Double Recovery. Notwithstanding any contrary provision hereof, Purchaser shall be entitled only to one recovery of Purchasing Company Losses indemnified hereunder. Without limiting the foregoing, Seller shall not have any indemnification obligations pursuant to this Article IX for Purchasing Company Losses to the extent such Purchasing Company Losses are or have been reflected in or taken account of in the determination of the Closing Date Net Current Asset Amount or have reduced or eliminated, or will reduce or eliminate, the amount of the First Earnout Installment, the Second Earnout Installment or the Makeup Earnout Installment that would have been paid had such Purchasing Company Losses not been taken into account in determining FY07 EBITDA, FY08 EBITDA or FY09 EBITDA., as the case may be, subject to reimbursement by Purchaser to Seller of the amount of any indemnification previously paid or satisfied from the Escrow Account to the extent that such Purchasing Company Losses are subsequently determined to have reduced or eliminated any of the aforementioned installments of the Earnout Amount.
     9.7 Insurance. Purchaser shall, and shall cause the Acquired Companies after Closing to, use commercially reasonable efforts to pursue recovery under applicable insurance policies of any Purchasing Company Losses indemnified hereunder. Any such insurance recoveries shall reduce, dollar for dollar, the amount of any indemnifiable Loss. Purchaser shall reimburse Seller if and to the extent any insurance recoveries are obtained after the Losses to which such recoveries relate have been indemnified by Seller or recovered from the Indemnification Escrow Account and shall reimburse Hanny Holdings for any such Losses paid by Hanny Holdings pursuant to the Inducement Agreement.
X. General
     10.1 Press Releases and Announcements. From the date of execution of this Agreement until the Closing, neither party shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable Law or any applicable rules of any securities market or exchange. The parties shall use their commercially reasonable efforts to coordinate their respective announcements and communications with employees, customers and suppliers of each of them.
     10.2 Expenses. Except as otherwise expressly provided for in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall each pay all expenses incurred by each of them in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not). Purchaser shall pay one-half and Seller shall pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement. For the avoidance of doubt, Purchaser shall pay all fees and expenses associated with filings required under the HSR Act in connection with this Agreement.
     10.3 Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     10.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by an internationally recognized overnight courier service (receipt requested), (iii) five (5) business days after being mailed, if sent by first class mail to a United States address, return receipt requested, (iv) ten (10) business days after being mailed, if sent by first class mail to a non-United States address, return receipt requested or (v) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Purchaser and Seller shall, unless another address is specified in writing, be sent to the address indicated below:

     If to Purchaser:
Imation Corp.
1 Imation Place
Oakdale, Minnesota 55128-3414
Attn: John Sullivan, Esq.
Facsimile: (651) 704-4412
     With a copy (which shall not constitute notice) to:
Dorsey & Whitney
3008 One Pacific Place
88 Queensway
Hong Kong SAR, China
Attn: Steven C. Nelson, Esq.
Facsimile No. (852) 2524 3000
     If to Seller:
Hanny Holdings Limited
8/F., Paul Y. Centre
51 Hung To Road
Kwun Tong, Kowloon
Hong Kong
Attn: Dr. Charles Chan
Facsimile No. (852) 2833 0151
     10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that (i) Purchaser may assign any of its rights under this Agreement to one or more Subsidiaries of Purchaser, so long as Purchaser remains responsible for the performance of all of its obligations under this Agreement and (ii) Seller may assign its rights under this Agreement to Hanny Holdings or any Person under the continuing control of Hanny Holdings. Subject to the foregoing, this Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
     10.6 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.
     10.7 Severability. In addition to the severability provisions of Section 5.17, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     10.8 Complete Agreement. This Agreement, the Confidentiality Agreement and, when executed and delivered, the Ancillary Agreements, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.
     10.9 Schedules. The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Article III. The schedules in the Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement except where the relevance to another representation or warranty is reasonably apparent on the face of the statement in the Disclosure Schedule.
     10.10 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. A facsimile signature shall be considered an original signature.
     10.11 Governing Law. This Agreement shall be governed by the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable; provided, however, that the arbitration agreement contained in Section 10.13 and the enforcement of any award rendered pursuant thereto shall be governed by United States federal law to the exclusion of state law.
     10.12 Specific Performance. Subject to the provisions of Sections 5.15(b) and 5.17(b), each of which shall apply to the exclusion of this section in the circumstances to which the former relate, respectively, each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Companies, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically such provisions in addition to any other remedy to which they may be entitled under this Agreement. The parties waive any defense that a remedy at law is adequate in connection with actions instituted for injunctive relief or specific performance of this Agreement as provided in this Section.
     10.13 Arbitration. Any disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted at Los Angeles, California, USA in the English language.

     10.14 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement shall have independent significance. Subject to the provisions of Section 10.9, if any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.
     10.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, Purchaser and Seller have executed this Acquisition Agreement as of the date first above written.

IMATION CORP.		MEMOREX INTERNATIONAL INC.

By:	Bruce A. Henderson	By:	Allen Yap

	Bruce A. Henderson		Allen Yap
	Chairman and Chief Executive Officer		Director

SCHEDULES
Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”), the schedules to this Acquisition Agreement identified below have been omitted. These schedules will be furnished supplementally to the Commission upon request.
Schedule 2.2(k) — Excluded Assets; Other
Schedule 2.3(c) — Assumption of Certain Liabilities
Schedule 2.6 — Accounting Methods and Policies
Schedule 2.10 — Earn Out Calculation
Schedule 3.1(a) — Shareholders of Seller
Schedule 3.1(b) — Acquired Companies
Schedule 3.3 — No Breach; Consents
Schedule 3.4 — Subsidiaries
Schedule 3.5 — Financial Statements
Schedule 3.6 — Absence of Undisclosed Liabilities
Schedule 3.7 — Books and Records
Schedule 3.8 — Absence of Certain Developments
Schedule 3.9 — Property
Schedule 3.9(c) — Property
Schedule 3.9(e) — Property
Schedule 3.10 — Accounts Receivable
Schedule 3.11 — Inventory
Schedule 3.12(a) — Tax Matters
Schedule 3.12(b) — Tax Matters
Schedule 3.12(d) — Tax Matters
Schedule 3.12(f) — Tax Matters
Schedule 3.12(g) — Tax Matters
Schedule 3.12(h) — Tax Matters
Schedule 3.12(j) — Tax Matters
Schedule 3.12(m) — Tax Matters
Schedule 3.13(a)(i) — Intellectual Property Rights
Schedule 3.13(a)(ii) — Intellectual Property Rights
Schedule 3.13(a)(iii) — Intellectual Property Rights
Schedule 3.13(a)(iv) — Intellectual Property Rights
Schedule 3.13(b) — Intellectual Property Rights
Schedule 3.13(c) — Intellectual Property Rights
Schedule 3.13(d) — Intellectual Property Rights
Schedule 3.13(f) — Intellectual Property Rights
Schedule 3.13(h) — Intellectual Property Rights
Schedule 3.14 — Material Contracts
Schedule 3.15 — Litigation
Schedule 3.16 — Insurance
Schedule 3.17 — Governmental Authorizations
Schedule 3.18(g) — Environmental Matters
Schedule 3.18(h) — Environmental Matters

Schedule 3.18(i) — Environmental Matters
Schedule 3.19 — Warranties
Schedule 3.20 — Employees
Schedule 3.21(a) — Employee Benefits
Schedule 3.21(c) — Employee Benefits
Schedule 3.22 — Customers
Schedule 3.23 — Suppliers
Schedule 3.24 — Affiliate Transactions
Schedule 3.25 — Brokerage
Schedule 3.26 — Completeness of Documents
Schedule 3.28(a)(ii) — E-Memorex Companies
Schedule 3.28(b) — E-Memorex Companies
Schedule 7.1(e) — Required Consents

2

Exhibit A
ESCROW AGREEMENT
     This ESCROW AGREEMENT (this “Escrow Agreement”) is made as of [                              ], 2006, among IMATION CORP., a corporation organized under the laws of the State of Delaware, USA (“Purchaser”), MEMOREX INTERNATIONAL INC., a corporation organized under the laws of the British Virgin Islands (“Seller”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent (the “Escrow Agent”).
Recitals
     WHEREAS, Purchaser and Seller have entered into a Acquisition Agreement dated as of January 19, 2006 (the “Acquisition Agreement”) pursuant to which Purchaser is acquiring substantially all of the assets of Seller related to the Business, including the capital stock or shares in the capital of certain of its operating subsidiaries. Capitalized terms used in this Escrow Agreement without definition will have the meanings assigned to such terms in the Acquisition Agreement.
     WHEREAS, in order to provide a source of payment for the Adjustment Escrow Amount and the Indemnification Escrow Amount pursuant to the Acquisition Agreement, Purchaser and Seller have agreed, pursuant to Section 2.8 of the Acquisition Agreement, that Purchaser will deliver to the Escrow Agent the sum of $41,000,000 (the “Escrow Amount”) from the Estimated Initial Purchase Price to be held and disposed of by the Escrow Agent as provided in this Escrow Agreement.
     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Escrow Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Appointment of the Escrow Agent. Purchaser and Seller appoint the Escrow Agent to serve as, and the Escrow Agent agrees to act as, escrow agent upon the terms and conditions of this Escrow Agreement.
     2. Deposit of the Escrow Amount.
     (a) At the Closing, in accordance with the terms of Sections 2.7 and 2.8 of the Acquisition Agreement, Purchaser will deposit the Escrow Amount in immediately available funds with the Escrow Agent to be held and disposed of as provided in this Escrow Agreement. The funds and property held by the Escrow Agent under this Escrow Agreement, regardless of the account in which contained, including any interest, dividends or gains earned thereon and any other earnings in respect thereof, are hereinafter called the “Escrow Fund.” The Escrow Fund will be held in trust and will be used solely for the purposes and subject to the conditions set forth in this Escrow Agreement. The Escrow Agent will hold the Escrow Fund in two separate accounts, the first (the “Adjustment Escrow Account”) to hold $8,000,000 (the “Adjustment Escrow Amount”) of the amount deposited, together with any investment earnings thereon, representing a source of payment of Seller’s obligations under Section 2.9 of the Acquisition Agreement, in each case, to the extent provided herein, and the second (the “Indemnification Escrow Account” and with Adjustment Escrow Account, the “Escrow Accounts”) to hold $33,000,000 (the “Indemnification Escrow Amount”) of the amount deposited, representing a source of payment of Seller’s obligations under Sections 9.1 and 9.3 of the Acquisition Agreement, in each case to the extent provided herein, and, to the extent funds in Adjustment Escrow Account are insufficient for that purpose, Seller’s obligations under Section 2.9 of the Acquisition Agreement, to the extent provided herein.
     (b) Except as otherwise provided in Sections 2(c) and 7(a), (i) Seller will have the ability to pledge, convey, hypothecate or grant a security interest in its rights hereunder (it being understood that Seller may assign Seller’s contractual rights under this Agreement to a Person to whom or which it assigns its rights under the Acquisition Agreement). Until all funds are disbursed pursuant to Section 3, the Escrow Agent will be in sole possession of the Escrow Fund and will not act or be deemed to act as custodian for any person for purposes of perfecting a security interest therein. Accordingly, except as provided in Sections 2(c) and 7(a), no person will have any right to have or to hold any of the Escrow Fund (except for Seller’s contractual rights under this Agreement) as collateral for any obligation and will not be able to obtain a security interest in any assets (tangible or intangible) contained in the Escrow Fund (except for Seller’s contractual rights under this Agreement).
     (c) The parties acknowledge and agree that neither a voluntary nor involuntary case under any applicable bankruptcy, insolvency or similar law nor the appointment of a receiver, trustee, custodian or similar official in respect of Purchaser or Seller, as the case may be, (any of which is referred to herein as “Bankruptcy Event”) will increase Purchaser’s or Seller’s, as the case may be, interest in the Escrow Fund or affect, modify, convert or otherwise change any right either may have to the Escrow Fund.
     (d) Seller hereby grants to Purchaser, effective as of the date hereof, a security interest in, and hereby pledges and assigns to Purchaser, Seller’s interest in the Escrow Fund (except for Seller’s contractual rights under this Agreement) to secure Purchaser’s rights to receive payments from the Escrow Fund under this Agreement; provided that Purchaser’s security interest in the Escrow Fund will be subject and junior to the lien granted to the Escrow Agent pursuant to Section 7(a) and will rank pari passu with Seller’s security interest in the Escrow Fund granted hereunder; provided that any such pledge, conveyance, hypothecation or grant shall be subject to the terms of this Agreement and shall not increase Seller’s or any such assignee’s interest in the Escrow Fund or affect, modify, convert or otherwise change any right it may have to the Escrow Fund. Subject to the foregoing, the Escrow Agent acknowledges that Purchaser has a security interest in the Escrow Fund and the Escrow Agent is maintaining the Escrow Fund subject to such security interest. Subject to the foregoing, the Escrow Agent and Seller will take all actions as may be reasonably requested in writing by Purchaser to perfect or maintain the security interest created by Seller hereunder in Seller’s interest in the Escrow Fund. Purchaser is authorized by the other parties to this Agreement to file UCC financing statements to perfect Purchaser’s security interest granted herein, with or without execution by the other parties hereto, to the extent permitted by applicable law. Such security interest will automatically be released with respect to any funds properly disbursed from the Escrow Fund pursuant to the terms of this Agreement. Purchaser agrees to execute such instruments of release and termination of the security interest granted hereunder with respect to any interest in the Escrow Fund received by Seller pursuant to the terms hereof, as may be reasonably requested in writing by Seller. Notwithstanding anything herein to the contrary, Seller makes no representation or warranty as to the creation, perfection or priority of any security interest of Purchaser in, to or relating to the Escrow Fund.
     (e) Purchaser hereby grants to Seller, effective as of the date hereof, a security interest in, and hereby pledges and assigns to Seller, Purchaser’s interest in the Escrow Fund (except for Purchaser’s contractual rights under this Agreement) to secure Seller’s rights to receive payments from the Escrow Fund under this Agreement; provided that Seller’s security interest in the Escrow Fund will be subject and junior to the lien granted to the Escrow Agent pursuant to Section 7(a) and will rank pari passu with Purchaser’s security interest in the Escrow Fund granted hereunder; provided that any such pledge, conveyance, hypothecation or grant shall be subject to the terms of this Agreement and shall not increase Purchaser’s or any such assignee’s interest in the Escrow Fund or affect, modify, convert or otherwise change any right it may have to the Escrow Fund. Subject to the foregoing, the Escrow Agent acknowledges that Seller has a security interest in the Escrow Fund and the Escrow Agent is maintaining the Escrow Fund subject to such security interest. Subject to the foregoing, the Escrow Agent and Purchaser will take all actions as may be reasonably requested in writing by Seller to perfect or maintain the security interest created by Purchaser hereunder in Seller’s interest in the Escrow Fund. Seller is authorized by the other parties to this Agreement to file UCC financing statements to perfect Seller’s security interest granted herein, with or without execution by the other parties hereto, to the extent permitted by applicable law. Such security interest will automatically be released with respect to any funds properly disbursed from the Escrow Fund pursuant to the terms of this Agreement. Seller agrees to execute such instruments of release and termination of the security interest granted hereunder with respect to any interest in the Escrow Fund received by Purchaser pursuant to the terms hereof, as may be reasonably requested in writing by Purchaser. Notwithstanding anything herein to the contrary, Purchaser makes no representation or warranty as to the creation, perfection or priority of any security interest of Seller in, to or relating to the Escrow Fund.
     (f) The Escrow Agent represents that (i) it is a “securities intermediary” (as that term is defined in Section 8-102(a)(14) of the UCC) and is acting in such capacity with respect to the Escrow Fund; (ii) it is not a “clearing corporation” (as that term is defined in Section 8-102(a)(5) of the UCC); (iii) the Escrow Fund is an account to which “financial assets” (as that term is defined in Section 8-102(a)(9) of the UCC) are or may be credited, and the Escrow Agent will, subject to the terms of this Agreement, treat Purchaser and Seller as entitled to exercise the rights that comprise any financial asset credited to the Escrow Fund; and (iv) each item of property (including, without limitation, any investment property, financial assets, securities, instruments, general intangibles or cash) credited to the Escrow Fund will be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.
     3. Payments to Purchaser from the Escrow Accounts.
     (a) Adjustment Escrow Account. In the event that Purchaser is owed any amount required to be paid by Seller pursuant to Section 2.9(d)(iii) of the Acquisition Agreement (the “Net Asset Shortfall Amount”), Purchaser will have the right (but not the obligation) to deliver a written notice (an “Adjustment Notice”) to the Escrow Agent (with a copy to Seller) (i) setting forth the Net Asset Shortfall Amount,

(ii) attaching a true and complete copy of the written agreement of Purchaser and Seller or the determination of the independent accountants (the “Accountants’ Determination”) pursuant to Section 2.9 of the Acquisition Agreement showing that the Net Asset Shortfall Amount in the amount claimed is owed, (iii) requesting that such amount be paid from the Adjustment Escrow Account (to the extent of the funds available therein, and, if such funds are insufficient, from the Indemnification Escrow Account) and (iv) containing payment instructions. Within three (3) business days after receipt of an Adjustment Notice from Purchaser, the Escrow Agent will pay the Net Asset Shortfall Amount (to the extent of funds available in Adjustment Escrow Account, and, in the event funds therein are insufficient, from the Indemnification Escrow Account) to Purchaser in immediately available funds according to Purchaser’s instructions and the remainder, if any, of the Adjustment Escrow Amount to Seller in immediately available funds according to Seller’s instructions. In the event that there should be an Excess Net Asset Amount or no Net Asset Shortfall Amount, Seller will have the right (but not the obligation) to deliver an Adjustment Notice to the Escrow Agent (with a copy to Purchaser) (i) stating that there is no Net Asset Shortfall Amount or that there is an Excess Net Asset Amount, (ii) attaching a true and complete copy of the Accountants Determination pursuant to Section 2.9 of the Acquisition Agreement showing that there is no Net Asset Shortfall Amount or that there is an Excess Net Asset Amount, (iii) requesting that the full Adjustment Escrow Amount be paid from the Adjustment Escrow Account to Seller or its designee and (iv) containing payment instructions. Within three (3) business days after receipt of an Adjustment Notice from Seller, the Escrow Agent will pay the full Adjustment Escrow Amount to Seller in immediately available funds according to Seller’s instructions.
     (b) Indemnification Escrow Account. In the event that Purchaser is owed any amount required to be paid by Seller pursuant to Article IX of the Acquisition Agreement (an “Indemnification Amount”), Purchaser will have the right (but not the obligation) to deliver a written notice (an “Indemnification Notice”) to the Escrow Agent (with a copy to Seller) (i) setting forth the Indemnification Amount, (ii) attaching a true and complete copy of the Final Determination showing that the Indemnification Amount in the amount claimed is owed, (iii) requesting that such amount (or any portion thereof) be paid from the Indemnification Escrow Amount on deposit in the Indemnification Escrow Account and (iv) containing payment instructions. Within three (3) business days of receipt of an Indemnification Notice, the Escrow Agent will pay the requested Indemnification Amount to Purchaser in immediately available funds according to Purchaser’s instructions. A “Final Determination” means (x) the written agreement of Seller and Purchaser, or (y) a final arbitration award or a final order, decree or judgment of a court of competent jurisdiction in the United States of America from which no appeal may be taken, whether because of lapsed time or otherwise, in an action between Purchaser and Seller. The Escrow Agent will reserve in the Indemnification Escrow Account the aggregate amount of all Purchaser Claims submitted by Purchaser to Seller pursuant to Section 9.1(d) of the Acquisition Agreement of which the Escrow Agent has received a copy until such Purchaser Claims are paid or otherwise disposed of pursuant to a Final Determination. On the business day following March 31, 2007, the Escrow Agent will pay, in accordance with written instructions received from Seller, fifty percent (50%) of the Indemnification Escrow Amount less the sum of (i) the aggregate total of all amounts theretofore paid to Purchaser out of the Indemnification Escrow Account and (ii) the aggregate total of the amounts set forth in all pending Indemnification Notices and unresolved Purchaser Claims. On the business day following September 30, 2007, the Escrow Agent will pay, in accordance with written instructions received from Seller, the balance then remaining in the Escrow Fund less the aggregate total of the amounts set forth in all pending Indemnification Notices and unresolved Purchaser Claims. In the event that such payment is reduced because of unresolved Purchaser Claims, promptly following the payment or other disposal of each unresolved Purchaser Claim pursuant to a Final Determination the Escrow Agent will pay, in accordance with written instructions received from Seller, the amount, if any, by which the balance then remaining in the Escrow Fund exceeds the aggregate amount of the remaining unresolved Purchaser Claims.
     4. Termination. This Escrow Agreement will terminate on the date that no funds remain in the Escrow Fund.
     5. Qualified Investments. The Escrow Account will be invested by the Escrow Agent for the account and risk of Seller in any one or more Qualified Investments. As used herein, “Qualified Investment” will mean (a) treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America with a maturity of not more than 90 days, (b) obligations of or guaranteed by the United States government with a maturity of not more than 90 days, (c) certificates of deposit with a maturity of not more than 90 days with a commercial bank having capital, surplus and undivided profits of not less than $100,000,000 (including the Escrow Agent and its affiliates), and (d) debt of or guaranteed by any state or political subdivision with a maturity of not more than 90 days that is rated A or better (the “Permitted Investments”); and provided further, that at least $1,000,000 (or, if less, the full amount of the Escrow Funds then in the Escrow Account) shall be held in fully liquid investments. The Escrow Agent is authorized to sell any Qualified Investment purchased by it pursuant to this Section 5 in order to provide cash to make any payment required or permitted to be made under this Agreement by the Escrow Agent. The Escrow Agent will not be liable for any loss due to fluctuations in market rates resulting from a sale of Qualified Investments in accordance with the previous sentence or penalties incurred because of early redemption. The Escrow Agent will hold any Qualified Investments purchased by it without any responsibility other than for the safe keeping thereof.
     6. Tax Matters; Distributions. Seller will provide the Escrow Agent with a properly completed and executed IRS Form W-8 or W-9, as applicable. The principal of the Escrow Fund will be treated for U.S. federal, state and local income tax purposes as owned by Seller. All interest or other income earned in the Escrow Account will be treated as the property of Seller and treated for U.S. federal, state and local income tax purposes as earned by Purchaser and will be reported as such by the Escrow Agent. Within five (5) business days after the end of each calendar quarter during the term of this Agreement, the Escrow Agent shall pay to Seller, in accordance with Seller’s payment instructions, all income earned in the Escrow Account during that calendar quarter. None of such income shall be subject to Purchaser Claims, nor shall the Escrow Agent withhold payment thereof by reason of any excess of unresolved Purchaser Claims over the amount then remaining in the Escrow Fund.
     7. Concerning the Escrow Agent.
     (a) Purchaser, on the one hand, and Seller, on the other, will pay the Escrow Agent the fees detailed in Schedule 1 hereto for the services to be rendered hereunder and will pay or reimburse the Escrow Agent upon request for all reasonable expenses, disbursements and advances incurred or made by it in connection with carrying out its duties hereunder, including, without limitation, trading commissions and fees and reasonable attorney’s fees. The Escrow Agent is hereby granted a prior lien upon any property, cash or assets of the Escrow Fund with respect to its unpaid fees, nonreimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities. The Escrow Agent will have the right to set off and deduct any unpaid fees, nonreimbursed expenses and/or unsatisfied indemnification rights from amounts on deposit in the Escrow Fund.
     (b) Seller and Purchaser will jointly and severally indemnify and hold harmless the Escrow Agent and each director, employee, attorney, agent and affiliate of the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred unless caused by or arising out of gross negligence, willful misconduct or bad faith on the part of the Escrow Agent or breach by the Escrow Agent of the terms of this Escrow Agreement, arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability. The obligations of Seller and Purchaser under this Section 7(b) will survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.
     (c) Notwithstanding the foregoing, as between Seller and Purchaser, any payment to be made to the Escrow Agent pursuant to Section 7(a) or 7(b) will be borne 50% by Purchaser and 50% by Seller, severally and not jointly.
     (d) The Escrow Agent will prepare and deliver to Purchaser and Seller within ten business days after the end of each calendar month or partial calendar month ending prior to or on the date of termination of this Escrow Agreement a written account describing all transactions with respect to the Escrow Account during such calendar month.
     (e) The duties and responsibilities of the Escrow Agent under this Agreement will be determined solely by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities will be implied.
     (f) The Escrow Agent may act upon any instrument or other writing provided by a duly authorized officer of any of the parties hereto believed by it in good faith to be genuine, and to be signed or presented by the proper person and on the legal advice of its counsel in making payments as provided herein. The Escrow Agent will not be liable in connection with the performance by it of its duties pursuant to the provisions of this Escrow Agreement, except for its own willful misconduct, gross negligence or breach by it of the express terms of this Escrow Agreement.
     (g) IN NO EVENT WILL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

     (h) The Escrow Agent will have the right, but not the obligation, to consult with counsel of choice and will not be liable for action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel. If the Escrow Agent becomes involved in litigation on account of this Escrow Agreement, it will have the right to retain counsel and will have a first lien on the property deposited hereunder for any and all costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation; and will be entitled to reimburse itself therefor out of the property deposited hereunder, and if it will be unable to reimburse itself from the property deposited hereunder, the parties hereto jointly and severally agree to pay to the Escrow Agent on demand its reasonable charges, counsel and attorneys’ fees, disbursements, and expenses in connection with such litigation. The Escrow Agent will have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees without liability for the acts or nonaction of any such party selected with due care.
     (i) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any banking association or corporation to which all or substantially all of the corporate trust or escrow business of the Escrow Agent will be sold or otherwise transferred, will succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
     (j) Notwithstanding any other provision of this Escrow Agreement, the Escrow Agent will not be obligated to perform any obligation hereunder and will not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.
     (k) In the event funds transfer instructions are given (other than in writing at the time of the execution of the Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to the Escrow Agreement acknowledge that such security procedure is commercially reasonable. It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by any party hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. The Escrow Agent may apply funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank, designated.
     8. Resignation of Escrow Agent; Appointment of Successor. The Escrow Agent may at any time resign by giving 90 days’ prior written notice of resignation to Purchaser and to Seller. Purchaser and Seller may at any time, with or without cause, jointly remove the Escrow

Agent by giving ten days’ prior written notice signed by Purchaser and Seller to the Escrow Agent. If the Escrow Agent resigns or is removed, a successor escrow agent, which will be a bank or trust company with assets in excess of $1 billion, will be appointed jointly by Purchaser and Seller, who will notify the Escrow Agent by written instrument executed by Purchaser and Seller and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor escrow agent will become effective and such successor escrow agent, without any further act, deed or conveyance, will become vested with all right, title and interest to all cash and property held hereunder of such predecessor escrow agent. The predecessor Escrow Agent will be discharged from its obligations under this Escrow Agreement but will not be discharged from any liability for actions taken or omitted to be taken as Escrow Agent hereunder prior to such succession. The predecessor Escrow Agent will transmit all records pertaining to the Escrow Amount held by it and will pay all of the Escrow Amount held by it to the successor Escrow Agent. If no successor escrow agent will have been appointed within 90 days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility will thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, a joint written instruction by Purchaser and Seller and the termination of this Escrow Agreement in accordance with its terms.
     9. General.
     (a) Amendment and Waiver. This Escrow Agreement may not be amended, nor may any provision of this Escrow Agreement or any default, misrepresentation, or breach of warranty or agreement under this Escrow Agreement be waived, except in a writing executed by all parties to this Agreement. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Escrow Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any persons having any interest in this Escrow Agreement will be deemed effective to modify or amend any part of this Escrow Agreement or any rights or obligations of any person under or by reason of this Escrow Agreement. The rights and remedies of the parties to this Escrow Agreement with respect hereto are cumulative and not alternative.
     (b) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Escrow Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five (5) business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Purchaser, Seller or the Escrow Agent will, unless another address is specified in writing, be sent to the address indicated below:

     If to Purchaser:
Imation Corp.
1 Imation Place
Oakdale, Minnesota 55128-3414
Attn: John Sullivan, Esq.
Facsimile No. (651) 704-4412
     With a copy to (which shall not constitute notice):
Dorsey & Whitney
3008 One Pacific Place
88 Queensway
Hong Kong SAR, China
Attn: Steven C. Nelson, Esq.
Facsimile No. (852) 2524 3000
     If to Seller:
Handsome Holdings Limited
8/F., Paul Y. Centre
51 Hung To Road
Kwun Tong, Kowloon
Hong Kong, China
Attn: Mr. Charles Chan
Facsimile No. (852) 9883 3651
     If to Escrow Agent:
[Escrow Agent
Address
Attn:
Facsimile No. ]
Any party may change the address set forth above by notice to each other party given as provided herein.
     (c) Assignment. Neither this Escrow Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party to this Escrow Agreement without the prior written consent of the other parties to this Escrow Agreement, except that Seller may assign its rights under this Agreement to Hanny Holdings or any Person under the continuing control of any of Hanny Holdings. This Escrow Agreement and all of the provisions of this Escrow Agreement will be binding upon and inure to the benefit of the parties to this Escrow Agreement and their respective successors and permitted assigns.
     (d) No Third Party Beneficiaries. Nothing expressed or referred to in this Escrow Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Escrow Agreement.

     (e) Severability. Whenever possible, each provision of this Escrow Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Escrow Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.
     (f) Complete Agreement. This Escrow Agreement contains the complete agreement between the parties with respect to the subject matter and supersedes any prior understandings, agreements or representations by or between the parties, written or oral. Notwithstanding the foregoing, as between Purchaser and Seller this Agreement shall be subject to the provisions of the Acquisition Agreement, which shall prevail in the event of any inconsistency.
     (g) Signatures; Counterparts. This Escrow Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.
     (h) Governing Law. This Agreement shall be governed by the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable; provided, however, that the arbitration agreement contained in Section 9(i) and the enforcement of any award rendered pursuant thereto shall be governed by United States federal law to the exclusion of state law.
     (i) Arbitration. Any disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted at New York, New York, USA in the English language. In the event that any arbitration commenced under this Agreement shall involve issues in common with an arbitration commenced under the Acquisition Agreement, the parties hereto consent to the consolidation of the two arbitrations.
     (j) Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Escrow Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Escrow Agreement. In the event an ambiguity or question of intent or interpretation arises, this Escrow Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Escrow Agreement. The parties intend that each representation, warranty and agreement contained in this Escrow Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.

     (k) Time of Essence. With regard to all dates and time periods set forth or referred to in this Escrow Agreement, time is of the essence.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, Purchaser, Seller and the Escrow Agent execute this Escrow Agreement as of the date first above written..

PURCHASER:

IMATION CORP.

By:

Name:

Title:

SELLER:

MEMOREX INTERNATIONAL INC.

Name:

ESCROW AGENT:

[ESCROW AGENT]

By:

Name:

Title:

Exhibit B
BILL OF SALE
     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, MEMOREX INTERNATIONAL INC., a corporation organized under the laws of the British Virgin Islands (“Seller”), hereby sells, assigns and transfers to IMATION CORP., a corporation organized under the laws of the State of Delaware, USA (“Purchaser”), pursuant to the terms and conditions of that certain Acquisition Agreement between Seller and Purchaser dated January [ ], 2006 (the “Acquisition Agreement”), all of its right, title and interest in and to each and all of the assets described below, free and clear of all Encumbrances (as defined in the Acquisition Agreement) of any kind or nature:
     (a) Tangible Personal Property. All of the machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind used in the Business by Seller, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights of Seller relating to these items;
     (b) Documentation, Etc. All written materials, data and records relating to the Business or to any of the Acquired Companies (in whatever form or medium), including (i) client, customer, prospect, supplier, dealer and distributor lists and records, (ii) information regarding referral sources, (iii) product catalogs and brochures, (iv) sales and marketing, advertising and promotional materials, (v) research and development materials, reports and records, (vi) production reports and records, (vii) equipment logs, (viii) service, warranty and claim records, (ix) records relating to the Inventories, (x) maintenance records and other documents relating to the Real Property and the Tangible Personal Property, (xi) purchase orders and invoices, (xii) sales orders and sales order log books, (xiii) material safety data sheets, (xiv) price lists, (xv) quotations and bids, (xvi) operating guides and manuals, (xvii) correspondence, (xvii) books, records, journals and ledgers, (ixx) product formulas, (xx) product ideas and developments and (xxi) plans and specifications, plats, surveys, drawings, blueprints and photographs; and
     (c) Inventories. All rights of Seller in and to (i) Inventories owned by Seller or any of the Acquired Companies on the date hereof, and (ii) all orders or contracts for the purchase of inventories, raw materials, parts or supplies ordered by Seller or any of the Acquired Companies on in the ordinary course of business prior to the date hereof.
     Notwithstanding anything to the contrary set forth or implied in the foregoing paragraphs hereof, the assets identified as Excluded Assets pursuant to Section 2.2 of the Acquisition Agreement are specifically excluded from this Bill of Sale and the Acquisition Agreement and are not being sold to Purchaser.

B-1

     This Bill of Sale is executed in accordance with the terms and conditions of the Acquisition Agreement, and the terms of this Bill of Sale are subject in all respects to the terms and provisions of the Acquisition Agreement. All capitalized terms used but not defined in this Bill of Sale have the meanings attributed to them in the Acquisition Agreement.
Dated:

MEMOREX INTERNATIONAL INC.
By:
Name:
Title:

B-2

Exhibit C
ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS AGREEMENT is made and entered into as of [                    ], 2006, by and between MEMOREX INTERNATIONAL INC., a corporation organized under the laws of the British Virgin Islands (“Assignor”), and IMATION CORP., a corporation organized under the laws of the State of Delaware, USA (“Assignee”).
     WHEREAS, Assignor and Assignee are parties to that certain Acquisition Agreement dated January [ ], 2006 (the “Acquisition Agreement”). Capitalized terms not defined herein have the meanings set forth in the Acquisition Agreement.
     WHEREAS, Assignor is the owner of the entire right, title and interest in, to and under those certain Receivables, Prepaid Items, Acquired Contracts, Governmental Authorizations and other intangible rights and property described in Section 2.1 of the Acquisition Agreement.
     WHEREAS, as part of the transactions contemplated by the Acquisition Agreement, Assignor desires to assign to Assignee all right, title and interest of Assignor in and to the Receivables, Prepaid Items, Assumed Contracts, Governmental Authorizations and other intangible rights and property described in Section 2.1 of the Acquisition Agreement, and Assignee desires to accept such assignment and assume and be responsible for the Assumed Liabilities.
     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
     1. Assignor hereby transfers, assigns and conveys to Assignee, to the extent assignable by Assignor, its entire right title and interest in, to and under the following Acquired Assets:
          (a) all (i) accounts receivable and notes receivable of Seller, (ii) security for such accounts or notes and (iii) rights of Seller related to any of the foregoing;
          (b) all rights of Seller with respect to deposits, prepaid expenses, claims for refunds and rights to offset, other than any such rights arising out of the prior payment of Taxes, relating to any of the other Acquired Assets or the Acquired Companies, and interest payable with respect to any of the foregoing;
          (c) all rights of Seller under (i) Contracts relating to the Business to which Seller is a party or of which it is a third party beneficiary, including (A) Contracts that are included in the other items listed in Section 2.1 of the Acquisition Agreement, (B) Contracts under which Seller has rights with respect to any of the other Acquired Assets and (C) Material Contracts, and (ii) outstanding offers or solicitations made by or to Seller to enter into any such Contracts;

          (d) all Governmental Authorizations held by Seller and related to the Business and all pending applications of Seller for or renewals of any such Governmental Authorizations, in each case to the extent that the same are assignable;
          (e) all other intangible rights and property of Seller, other than Intellectual Property Rights, relating to the Business, including (i) going concern value, (ii) goodwill unrelated to the trademarks and (iii) directory, telecopy names, numbers, addresses and listings, and all rights that Seller may have to institute or maintain any action to protect the same and recover damages for any misappropriation or misuse thereof; and
          (f) all rights and benefits of Seller under, and all proceeds from, insurance policies providing coverage for the Acquired Assets or the Acquired Companies, where such rights, benefits and proceeds relate to events occurring prior to the date hereof, but only if and to the extent that any loss or liability insured against is borne by any of the Acquired Companies.
     2. Assignee hereby accepts assignment of the Acquired Assets listed above, including without limitation the Acquired Contracts, but excluding any assets identified as Excluded Assets pursuant to Section 2.2 of the Acquisition Agreement, and agrees to pay, perform, assume and discharge, as and when due, the Assumed Liabilities. In connection with the foregoing assignment, Assignee shall not assume, pay or discharge any Retained Liabilities, all of which shall be retained by Assignor.
     3. The provisions of this Agreement are subject, in all respects, to the terms and conditions of the Acquisition Agreement and all of the representations and warranties, covenants and agreements contained therein.
     4. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
     5. Assignor and Assignee shall execute and deliver, or cause to be executed and delivered, from time to time hereafter, upon request, such further documents and instruments and shall do and perform such further acts as may be reasonably necessary to give full effect to the intent of this Agreement.
     6. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.
[Signature page follows]

C-2

     IN WITNESS WHEREOF, the parties herein have executed this agreement as of the date set forth in the first paragraph.

MEMOREX INTERNATIONAL INC.
By:
Name:
Title:

IMATION CORP.
By:
Name:
Title:

C-3

Exhibit D
INTELLECTUAL PROPERTY ASSIGNMENT
     This INTELLECTUAL PROPERTY ASSIGNMENT is executed as of [                    ], 2006, by MEMOREX INTERNATIONAL INC., a corporation organized under the laws of the British Virgin Islands (“Seller”) and IMATION CORP., a corporation organized under the laws of the State of Delaware, USA (“Purchaser”).
     Purchaser and Seller are parties to an Acquisition Agreement entered into on January 19, 2006 (the “Acquisition Agreement”). Pursuant to Section 2 of the Acquisition Agreement, the parties wish to document the transfer of Acquired Intellectual Property covered by the Acquisition Agreement. All capitalized terms in this Intellectual Property Assignment shall have the same meaning as such terms have in the Acquisition Agreement.
1. Assignment. For value received, receipt of which is hereby acknowledged, Seller does hereby grant, bargain, sell, convey, assign, transfer and set over unto Purchaser, absolutely and not as security, all of Seller’s right, title and interest in and to the following, whether now existing or hereafter arising, acquired or created:
1.1. All of the “Acquired Intellectual Property” described in the Acquisition Agreement;
     1.2. All goodwill of Seller’s business symbolized by, incorporated in or associated with the Acquired Intellectual Property;
     1.3. All claims by Seller against any Person for past, present or future infringement of the Acquired Intellectual Property; and
     1.4. All premium refunds and insurance proceeds payable pursuant to insurance on the Acquired Intellectual Property, and all rights to payment with respect to any cause of action affecting or relating to such Acquired Intellectual Property.
2. Title and Recordal. Purchaser acknowledges that some of the domain names, patent or trademark applications, issued patents, and trademark registrations being transferred hereunder are still shown in the various domain name registrars, patent offices, or trademark offices as being owned by a predecessor-in-interest to or an Affiliate of Seller. Seller agrees to use its commercially reasonable efforts to record the appropriate documents to perfect its title to such domain names, applications and registrations.
3. Further Assurances. Seller has today delivered to Purchaser, along with this Assignment, appropriate country-specific patent and trademark assignments for recordation by Purchaser with relevant patent and trademark offices duly executed by Seller. Seller agrees that, upon reasonable request from time to time, it shall (or direct its Affiliates to, if applicable) execute and deliver all such additional documents as may be required, and do all other acts which may be necessary or appropriate, in the reasonable opinion of Purchaser’s counsel to perfect or record the right or title of Purchaser to the Acquired Intellectual Property transferred hereby.

     IN WITNESS WHEREOF, Purchaser and Seller have executed this Intellectual Property Assignment as of the date first above written.

IMATION CORP.		MEMOREX INTERNATIONAL INC.

By:		By:

	Bruce A. Henderson	Name:

	Chairman and Chief Executive Officer	Title:

Exhibit E
MEMOREX INTERNATIONAL INC.
IBC No. 219631
(the “Company”)
A British Virgin Islands International Business Company
Minutes of a meeting of the directors of the Company
held at [ insert venue ]
on [ insert date ], 2006

Present:	[ insert name ] (Chairman)
[ insert name ]
[ insert name ]
1.	The Chairman reported that notice of the meeting had been given to or waived by each director in accordance with the Company’s Articles of Association, that a quorum was present and that the meeting was open.

2.	The Chairman noted that on [ ] January 2006, the directors had, by way of written resolution, approved the sale of certain assets of the Company to Imation Corp. (the “Purchaser”) pursuant to the terms of an asset sale agreement which was subsequently signed on [ ] January 2006 (the “Disposal”). The Chairman further noted that the Disposal had been approved by the shareholders of the Company on [ ] January 2006.

3.	The Chairman noted that the board of the Company had been asked by the Purchaser to confirm the solvency of the Company prior to closing of the Disposal.

4.	The Chairman asked each director present whether any of them had or might be seen to have a financial or other interest in the Disposal, the transactions contemplated thereby, or any other party to those transactions. Each director (including the Chairman) confirmed that they had no conflicts of interest.

5.	IT WAS UNANIMOUSLY RESOLVED THAT, at the date of this meeting and having reviewed the financial position of the Company, the directors are of the opinion that the Company is not insolvent as such term is defined in Section 8 of theInsolvency Act 2003 in the British Virgin Islands and that the Disposal is being entered into in good faith and is in the commercial interests of the Company.

6.	There being no further business, the meeting was concluded.

Chairman

Exhibit F
FIRPTA CERTIFICATE
     [                              ]., a corporation organized under the laws of [                              ] (the “Corporation”) hereby certifies that it is not, and has not been at any time during the previous five years, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and that stock in the Corporation is not a “United States real property interest” as defined in Section 897(c)(2) of the Code.
     [The Corporation’s United States Taxpayer Identification Number is: [Taxpayer ID Number].] [The Corporation has no United States Taxpayer Identification Number.]
     The Corporation’s address is:
[Address]
     The undersigned hereby certifies under penalties of perjury that this Certificate is correct to his or her knowledge and belief, and that the undersigned has authority to sign this Certificate on behalf of the Corporation.
Dated:

[CORPORATION]

By:

Name:

Title:

Exhibit G

Associated offices
Harney Westwood & Riegels
London	Craigmuir Chambers
Tel: +44 (0) 20 7440 8790	PO Box 71
Fax: +44 (0) 20 7440 8791	Road Town, Tortola

Anguilla	British Virgin Islands
Tel: +1 264 498 5000	Tel: +1 284 494 2233
Fax: +1 264 498 5001	Fax: +1 284 494 3547
www.harneys.com

Your Ref

[ Date ]	Our Ref

[ Addressee ]
[ Address ]
[ ]
Dear Sirs
Memorex International Inc. (the “Company”)
1.	We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with an acquisition agreement (the “Agreement”) to be entered into between the Company (as vendor) and Imation Corp (as purchaser) in relation to the sale of certain assets of the Company.

2.	For the purpose of this opinion, we have examined the following:

(a)	An electronic copy of the final form draft Agreement; and

(b)	(i)	the Memorandum and Articles of Association and Certificate of Incorporation of the Company on file at the British Virgin Islands Registry of Corporate Affairs on [ ] January 2006;

	(ii)	a copy of the written resolutions of the directors of the Company dated [ Date ] January 2006 approving the Company’s entry into, and authorising the execution, and delivery, where applicable, of the Agreement by the Company (the “Directors’ Resolutions”);

	(iii)	an original registered agent’s certificate (including a certified copy of the share register) dated [ Date ] identifying the directors and [sole] shareholder[s] of the Company, issued by [ ], the Company’s registered agent (the “Registered Agent’s Certificate”);

	(iv)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on [ Date ] January 2006;

A list of partners is available for inspection at our offices.	Harneys

(v)	the records of proceedings on file with, and available for inspection on [ Date ] January 2006 at the High Court of Justice, British Virgin Islands; and

(vi)	a copy of the written resolutions of the [sole] shareholders of the Company dated [ ] January 2006 approving the Company’s entry into, execution, and delivery where applicable, of the Agreement by the Company (the “Shareholders’ Resolutions”).
3.	For the purposes of this opinion we have assumed without further enquiry:
(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals thereof of all documents submitted to us as copies or drafts and the authenticity of such originals;

(b)	the genuineness of all signatures and seals;

(c)	the accuracy and completeness of all corporate minutes, resolutions and records which we have seen;

(d)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(e)	that the Agreement constitutes valid, legally binding and enforceable obligations of the Company under the law of the state of New York by which law it is expressed to be governed;

(f)	that all the obligations under the Agreement of each party to it other than the Company are legal, valid, binding and enforceable in accordance with its terms on that party;

(g)	that the information appearing in the Registered Agent’s Certificate was correct on the date(s) on which the Directors’ Resolutions and Shareholder’s Resolutions were executed, and that the Directors’ Resolutions and Shareholder’s Resolutions remain in full force and effect.
4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:
(a)	The Company is a company duly incorporated with limited liability under the International Business Companies Act and validly existing in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

(b)	The Company has full capacity to enter into and perform its obligations under the Agreement and the Company has taken all necessary action to authorise its entry into the Agreement and the exercise of its rights and the performance of its obligations under the Agreement.

(c)	The Agreement has been duly executed for and on behalf of the Company pursuant to the Directors’ Resolutions.

(d)	The Agreement will be treated by the courts of the British Virgin Islands as the legally binding, valid and enforceable obligations of the Company.
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(e)	No consents or authorisations of any government or official authorities of or in the British Virgin Islands are necessary for the entry into and performance by the Company of, and the exercise of its rights, pursuant to the Agreement.

(f)	The execution and delivery, where applicable, of the Agreement by the Company, and the performance of its obligations and the exercise of any of its rights under the Agreement, do not and will not conflict with:
(i)	any law of the British Virgin Islands; or

(ii)	the Memorandum and Articles of Association of the Company.
(g)	No stamp duties or similar documentary taxes imposed by or in the British Virgin Islands are payable in respect of the Agreement.

(h)	The Company will not be required by any laws of the British Virgin Islands to make any deduction or withholding from any payment it may make under the Agreement.

(i)	There are no government controls or exchange controls in relation to the observance by the Company of its obligations under the Agreement.

(j)	There are several ways in which an arbitration award obtained in the state of California may be enforced in the British Virgin Islands.
(i)	Any final and conclusive monetary award obtained against the Company in arbitration proceedings in California in respect of the Documents for a definite sum may, with the leave of the High Court in the British Virgin Islands, be enforced in the same manner as a judgment of the British Virgin Islands court under the provisions of the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards 1958 (the “Convention”). The High Court may only exercise its discretion to refuse leave if:

(1)	a party to the arbitration agreement was, under the law applicable to him, under some incapacity;

(2)	the arbitration agreement was not valid under the governing law of the arbitration agreement;

(3)	the Company was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings, or was otherwise unable to present its case;

(4)	the award deals with an issue not contemplated by or not falling within the terms of the submission to arbitration, or contains matters beyond the scope of the arbitration, subject to the proviso that an award which contains decisions on such matters may be enforced to the extent that it contains decisions on matters submitted to arbitration which can be separated from those matters not so submitted;
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(5)	the composition of the arbitral authority was not in accordance with the agreement of the parties or, failing such agreement, with the laws of New York;

(6)	the award has not yet become binding upon the parties, or has been set aside or suspended by a competent authority, either in California, or pursuant to the law of the arbitration agreement;

(7)	the subject matter of the award was not capable of resolution by arbitration; or

(8)	enforcement would be contrary to public policy.
(ii)	Alternatively, the award may be treated as a cause of action in itself (if it has such effect under the law of place where the award was made) and sued upon as a debt so that no retrial of the issues would be necessary, in which case the British Virgin Islands court will ordinarily enforce the debt unless:
(1)	the original arbitral tribunal had no jurisdiction to make the award;

(2)	the award was made in breach of the principles of natural justice;

(3)	the award conflicts with an earlier decision of a British Virgin Islands court;

(4)	enforcement would be contrary to public policy; or

(5)	the award was procured by fraud.
(iii)	The award may also be registered under the provisions of the Arbitration Act (Cap 6) and enforced as a judgment of the British Virgin Islands courts. There is no statutory test for the exercise of the courts’ discretion in relation to registration in this manner, but in our view the court would be likely to exercise its discretion in a similar matter to the requirements for enforcing awards under the Convention where the award was made in a jurisdiction which is a signatory to the Convention.
(k)	The Company is not entitled to immunity from suit or enforcement of a judgment on the ground of sovereignty or otherwise in the courts of the British Virgin Islands in respect of proceedings against it in relation to the Agreement, and the execution of the Agreement and performance of its obligations under the Agreement by the Company, constitute private and commercial acts.

(l)	Under the laws of the British Virgin Islands, you will not be deemed to be resident, domiciled or carrying on any commercial activity in the British Virgin Islands or subject to any tax in the British Virgin Islands by reason only of the execution and performance of the Agreement nor is it necessary for the execution, performance and enforcement of the Agreement that you be authorised or qualified to carry on business in the British Virgin Islands.
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(m)	The choice of the law of the State of New York as the proper law of the Agreement would be upheld as a valid choice of law by the courts of the British Virgin Islands and applied by such courts in proceedings in relation to the Agreement as the proper law thereof.

(n)	It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence in proceedings of the obligations of the Company or your rights under the Agreement that it or any other document be notarised, filed, registered or recorded in the British Virgin Islands.

(o)	The obligations of the Company under the Agreement constitute direct obligations that rank at least pari passu with all its other unsecured obligations.

(p)	No court proceedings pending against the Company are indicated by our searches of the British Virgin Islands High Court Registry referred to at paragraph 2(b)(v).

(q)	On the basis of our searches of the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to at paragraphs 2(b)(iv) and 2(b)(v) respectively, no currently valid order or resolution for winding up of the Company and no current notice of appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company at the Registry of Corporate Affairs, but it should be noted that failure to file notice of appointment of a receiver does not invalidate the receivership but merely gives rise to penalties on the part of the receiver.

(r)	Service of process in the British Virgin Islands on the Company may be effected by leaving at the registered office of the Company the relevant document to be served. On the basis of our search of the British Virgin Islands Registry of Corporate Affairs referred to at paragraph 2(b)(iv), the registered office of each Company is [ ], Road Town, Tortola, British Virgin Islands.
5.	This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.
6.	The opinions set out above are subject to the following qualifications:
(a)	Rights and obligations may be limited by bankruptcy, insolvency, liquidation, arrangement and other similar laws of the British Virgin Islands of general application affecting the rights of creditors.

(b)	Claims under the Agreement may become barred under the laws relating to limitation of actions in the British Virgin Islands or may be or become subject to defences of set-off or counterclaim.

(c)	Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy, that is, where the court is of the opinion that, it is just, in all the circumstances, that a plaintiff should be confined to his remedy in damages.
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(d)	Where obligations are to be performed in a jurisdiction outside the British Virgin Islands they may not be enforceable under the laws of the British Virgin Islands to the extent that such performance would be contrary to public policy under the laws of that jurisdiction.

(e)	The courts in the British Virgin Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

(f)	The courts of the British Virgin Islands may refuse to give effect to a provision in respect of the cost of unsuccessful litigation brought before those courts or where the courts themselves have made an order for costs.

(g)	The term “enforceable” means that a document is of a type and form enforced by the British Virgin Islands courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations may be qualified by inconclusiveness of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view, this qualification would not defeat your legitimate expectations in any material respect.
7.	This opinion is rendered for your benefit and the benefit of your legal counsel in connection with the transactions contemplated by the Agreement only. It may not be disclosed to or relied on by any other party or for any other purpose.
Yours faithfully
HARNEY WESTWOOD & RIEGELS
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